UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT——SUBJECT TO COMPLETION, DATED MARCH 16, 2021

Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511

TEMPUR SEALY INTERNATIONAL, INC.
Notice of 2021 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Tempur Sealy International, Inc. The meeting will be held on Thursday, May 6, 2021 beginning at 8:30 a.m., Eastern Time. The meeting will be held in a virtual meeting format only. At the meeting, stockholders will:

•Elect seven Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified;
•Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2021;
•Approve, on an advisory basis, the compensation of our Named Executive Officers;
•Approve a proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 500,000,000; and
•Transact such other business as may properly come before the annual meeting.

If you were a stockholder of record at the close of business on March 11, 2021, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting at the office of the Corporate Secretary of Tempur Sealy International, Inc. at 1000 Tempur Way, Lexington, Kentucky 40511. The stockholder list will also be available for review during the meeting at http://virtualshareholdermeeting.com/TPX2021.

Whether or not you plan to virtually attend the Annual Meeting, please read the Proxy Statement and vote your shares as soon as possible to ensure that your shares are represented at the Annual Meeting. Voting over the Internet, by telephone, by written proxy or by voting instruction card will ensure your representation at the Annual Meeting regardless of whether you virtually attend the meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Thank you for your ongoing support of, and continued interest in, Tempur Sealy International, Inc.

Sincerely,

Lexington, Kentucky	SCOTT L. THOMPSON
[March 26, 2021]	Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2021:
The 2021 Proxy Statement and 2020 Annual Report are available at http://www.proxyvote.com.

Option Exercises and Stock Vested	41
Pension Benefits Table	41
Nonqualified Deferred Compensation Table	41
Potential Payments upon Termination or Change of Control	41
Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements	41
CEO Pay Ratio	47
Director Compensation	49
Delinquent Section 16(a) Reports	50
Certain Relationships and Related Transactions	50
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS	51
Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Auditors for 2021	51
Board of Directors' Recommendation on Proposal No. 2	51
Fees For Independent Auditors During the Years Ended December 31, 2020 and 2019	52
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors	52
Audit Committee Report	53
PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	54
Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	54
Board of Directors' Recommendation on Proposal No. 3	54
PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	55
Purpose and Effect of the Proposal	55
Vote Required to Approve the Amendment to Our Certificate of Incorporation	56
Board of Directors' Recommendation on Proposal No. 4	56
OTHER INFORMATION	57
Anti-Hedging and Anti-Pledging Policy	57
Stockholder Proposals for 2022 Proxy Statement	57
Annual Report on Form 10-K	57
Stockholders Sharing an Address	57
Cost of Solicitation	58
Appendix A — Non-GAAP Financial Information	A-1
This Proxy Statement contains “forward-looking” statements regarding Tempur Sealy International, Inc.'s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Tempur Sealy International, Inc.'s filings with the Securities and Exchange Commission, including the risk factors discussed under the heading "Risk Factors" under Part I, ITEM 1A of the Annual Report on Form 10-K for the year ended December 31, 2020. We assume no obligation to update any of these forward-looking statements.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders to be Held on May 6, 2021

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2021 Annual Meeting of Stockholders of Tempur Sealy International, Inc. ("Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on May 6, 2021. This year's Annual Meeting is a virtual stockholders' meeting. You will be able to attend the Annual Meeting by visiting http://virtualshareholdermeeting.com/TPX2021. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about [March 26, 2021].

Whether or not you expect to virtually attend the Annual Meeting, we urge you to vote your shares by phone, via the Internet or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Vote in Advance of the Annual Meeting

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan.	Toll-free 24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan.	Sign and date the proxy card and return it in the enclosed postage-paid envelope.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year's Proxy Statement and 2020 Annual Report on Form 10-K at http://www.proxyvote.com.

Vote Online During the Annual Meeting

You will be able to vote your shares at the Annual Meeting (other than shares held through Shareworks by Morgan Stanley, formerly Solium), which must be voted prior to the Annual Meeting. In order to vote at the Annual Meeting, go to http://www.virtualshareholdermeeting.com/TPX2021. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

FREQUENTLY ASKED QUESTIONS REGARDING THE ANNUAL MEETING

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A: Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish proxy materials (including our 2020 Annual Report on Form 10-K) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the "Notice of Availability") by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability.

Q: When is the Record Date and who may vote at the Annual Meeting?

A: Our Board of Directors (also referred to as the "Board" with the members of the Board referred to as "Directors") set March 11, 2021 as the record date for the Annual Meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 11, 2021 may virtually attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 11, 2021, there were 201,767,857 shares of Tempur Sealy International common stock outstanding. The common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Q: How many shares must be present at the Annual Meeting?

A: A majority of Tempur Sealy International's outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

•Are virtually present at the Annual Meeting and vote during the Annual Meeting through http://virtualshareholdermeeting.com/TPX2021; or
•Have properly submitted a proxy card, via the Internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the Annual Meeting?

A: There are four (4) proposals scheduled to be voted on at the Annual Meeting:

•Election of seven (7) Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified (Proposal No. 1).
•Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2021 (Proposal No. 2).
•Advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3).
•Approval of our proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 500,000,000 (Proposal No. 4).

Q: What is the voting requirement to approve the proposals?

A: Assuming a quorum is present at the Annual Meeting, the following votes will be necessary to approve the proposals described in this Proxy Statement:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of "Broker Non-Votes"
No. 1: Election of directors	For, against or abstain on each nominee	Affirmative vote of a majority of votes cast(*)	No effect	No effect
No. 2: Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2021	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A
No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
No. 4: Approval of the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 300 million to 500 million
	For, against or abstain	Affirmative vote of a majority of the outstanding shares of common stock of the company	Treated as votes against	N/A

(*)    For more details regarding contested and uncontested elections and the required resignation of directors, please refer to the section entitled "Board of Directors' Meetings, Committees of the Board and Related Matters - Certificate of Incorporation and By-Laws; Majority Voting for Directors."

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange ("NYSE") determine whether proposals presented at stockholder meetings are "discretionary" or "non-discretionary." If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A "broker non-vote" occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm and the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares are discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm and the amendment to our Amended and Restated Certificate of Incorporation, as amended to increase the number of authorized shares of common stock from 300,000,000 to 500,000,000.

Under the rules of the NYSE, the proposals relating to election of directors and the compensation of our Named Executive Officers, if presented at the annual meeting are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

Q: What is Tempur Sealy International's voting recommendation?

A: Our Board of Directors recommends that you vote your shares
•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2021 (Proposal No. 2),
•"FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal No. 3), and
•"FOR" the proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 500,000,000 (Proposal No. 4).

Q: How would my shares be voted if I sign the card but do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2021 (Proposal No. 2),
•"FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal No. 3), and
•"FOR" the proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to 500,000,000 (Proposal No. 4).

Q: Does Tempur Sealy International expect other business to be presented at the Annual Meeting?

A: Our Board is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the Annual Meeting (including, but not limited to, a proposal to adjourn the Annual Meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board recommends by the persons designated by the Board to vote the proxies.

Q. How do I virtually attend the Annual Meeting?

A: You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on March 11, 2021, the record date, or hold a valid proxy for the Annual Meeting. Stockholders may attend the Annual Meeting by visiting the following website: http://virtualshareholdermeeting.com/TPX2021. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Q: How may I vote my shares during the Annual Meeting?

A: If you choose to virtually attend the Annual Meeting and want to vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q: How may I vote my shares without attending the Annual Meeting?

A: You may vote by proxy. We recommend you vote by proxy even if you plan to virtually attend the Annual Meeting. You may always change your vote at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

If your shares are held in your name, you may vote by proxy in three convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by Internet or telephone until 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and until 11:59 p.m. Eastern Time on May 3, 2021 for shares held in Shareworks by Morgan Stanley (formerly Solium). Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions and follow the other instructions contained herein, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by voting again at a later date via Internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the Annual Meeting and voting through http://virtualshareholdermeeting.com/TPX2021. Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results will be announced at the Annual Meeting. The final results will be published on Form 8-K within four business days of the Annual Meeting once the final results are known.

BOARD OF DIRECTORS' MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our investor website at: http://investor.tempursealy.com/overview under the caption "Corporate Governance":

•Audit Committee Charter
•By-Laws
•Certificate of Incorporation
•Clawback Policy
•Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
•Compensation Committee Charter
•Conflict Minerals Policy
•Core Values
•Corporate Governance Guidelines
•Governance Ethics Line Information
•Lead Director Charter
•Nominating and Corporate Governance Committee Charter
•Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters
•Related Party Transactions Policy
•Supplier Code of Conduct

The Company has also published its Corporate Social Values Report, which is available on our investor website at: http://investor.tempursealy.com/overview under the tab "Corporate Social Values".

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Investor Relations. Please specify which documents you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

The Company's By-Laws provide that a Director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. In an election for Directors where the number of nominees exceeds the number of Directors to be elected - a contested election - the By-Laws provide that each Director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International's Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors' Meetings

The Board held twelve (12) meetings in 2020. The SEC requires disclosure of the name of any Director who, during the last full fiscal year (calendar year 2020), attended fewer than 75% of the aggregate of the total number of meetings of (a) the Board during the period for which he or she has been a Director and (b) all committees of the Board on which the Director served during the periods that he or she served. Each Director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2020 during the period in which he or she served as a Director or committee member.

Board and Committee Independence; Audit Committee Financial Experts

Our Corporate Governance Guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the NYSE rules governing the composition of the Board and its committees (the "NYSE Independence Rules"). On the basis of information solicited from each Director, the Board has determined that none of Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil, Jon L. Luther, Richard W. Neu, Arik W. Ruchim or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is "independent" as defined in the NYSE Independence Rules and the rules of the SEC.

On the basis of information solicited from each member of the Audit Committee, the Board has also determined that all members of the Audit Committee are "audit committee financial experts" within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and have "accounting or related financial management expertise" within the meaning of the applicable NYSE Rules. See "Election of Directors-Nominees to Board of Directors" for disclosure regarding such audit committee financial experts' relevant experience. The Audit Committee is an "audit committee" for purposes of Section 3(a)(58) of the Exchange Act.

The Board has determined that Scott L. Thompson, who serves as Chairman, President and Chief Executive Officer of Tempur Sealy, does not qualify as an independent director under the NYSE Independence Rules.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer ("CEO"). In connection with its search for a new CEO in 2015, both the search committee created for this purpose and the Board concluded that in order to attract a high quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the NYSE Independence Rules.

Following the 2016 Annual Meeting, Mr. Neu assumed the role of the Lead Director. The Lead Director:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;
•has the authority to call meetings of the independent Directors;
•serves as the principal liaison between the Chairman and the independent Directors;
•consults with the Chairman regarding all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;
•consults with the Chairman regarding meeting agendas for the Board;
•consults with the Chairman regarding the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;
•recommends to the Nominating and Corporate Governance Committee and to the Chairman selections for the membership and chairman position for each Board committee;
•interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee;
•is invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member); and
•has authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company's governance structure.

Board of Directors' Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing and oversight of certain areas of the Company to the relevant Board committees that regularly report to the full Board. The Board has delegated to the Audit Committee primary responsibility for independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters. The Nominating and Corporate Governance Committee has primary responsibility for oversight of risk associated with the Company's leadership structure and corporate governance maters.

The Board believes that full and open communication between senior management and the Board is essential to effective risk oversight. Senior management attends all regularly-scheduled Board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or any other matters. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the Board. Each charter is available on our investor website at http://investor.tempursealy.com/overview under the caption "Corporate Governance" and available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Evelyn S. Dilsaver	Chair		√
Cathy R. Gates	√
John A. Heil	√		Chair
Jon L. Luther		Chair	√
Richard W. Neu	√	√
Arik W. Ruchim		√	√

The Audit Committee

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Audit Committee met seven (7) times in 2020. Some of the Audit Committee's responsibilities include:

•reviewing the scope of internal and independent audits;
•reviewing the Company's quarterly and annual financial statements and related SEC filings;
•reviewing the adequacy of management's design and assessment of internal controls over financial reporting;
•reviewing the Company's accounting policies and procedures and significant changes in accounting policies;
•reviewing the Company's business conduct, legal and regulatory requirements and ethics policies and practices;
•reviewing the Company's policies with respect to risk assessment and risk management, including with respect to data privacy and cybersecurity;
•reviewing information to be disclosed and types of presentations to be made in connection with the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;

•reporting regularly to the Board on the committee's activities;
•preparing and publishing an annual audit committee report in the Company's proxy statement; and
•appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous reporting system via telephone and internet, both of which are available to all employees. All reports are treated confidentially.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to compensation. The Compensation Committee met eight (8) times in 2020. Some of the Compensation Committee's responsibilities include:

•reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the CEO, evaluating at least once a year the CEO's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the CEO's annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing and approving on an annual basis, with the input of the CEO, the corporate goals and objectives with respect to the Company's compensation structure for all executive officers (other than the CEO), including perquisites and other personal benefits, and evaluating at least once a year the executive officers' performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing on an annual basis the Company's compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee;
•reviewing the Company's incentive compensation and stock-based plans and approving changes in such plans as needed, subject to any approval of the Board required by applicable law or the terms of such plans, and having and exercising all the authority of the Board with respect to the administration of such plans;
•reviewing on an annual basis the Company's compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;
•reviewing at least annually the Company's compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;
•reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, making recommendations to the Board regarding inclusion of that section in the Company's proxy statement for any annual meeting of stockholders;
•preparing and publishing an annual executive compensation report in the Company's proxy statement;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes and reviewing and approving the proposals regarding Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company's proxy statement for any annual meeting of stockholders;
•reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
•conducting an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company's previous Amended and Restated 2003 Equity Incentive Plan, as amended (the "2003 Equity Incentive Plan"), and under the Company's current Amended and Restated 2013 Equity Incentive Plan, as amended (the "2013 Equity Incentive Plan"), recommended, and the Board approved, the delegation of authority to the Company's President and CEO to grant equity awards under those plans within certain specified parameters.

The Compensation Committee engages an independent executive compensation consultant to advise the Compensation Committee on matters related to executive and director compensation. For a further description of the services the compensation consultant provided, see "Compensation Discussion and Analysis - What Guides Our Program - The Decision Making Process - The Role of the Independent Consultant" in this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in fulfilling some of its oversight responsibilities relating to director nominations and corporate governance matters. The Committee met four (4) times in 2020. Some of the Nominating and Corporate Governance Committee's responsibilities include:

•identifying individuals qualified to become members of the Board;
•recommending to the Board Director nominees to be presented at the Annual Meeting of Stockholders and to fill vacancies on the Board;
•developing appropriate criteria for identifying properly qualified director candidates;
•annually reviewing the composition of the Board and the skill sets and tenure of existing Directors and discussing longer-term transition issues;
•annually reviewing and recommending to the Board specific members for each standing committee of the Board;
•monitoring and participating in the Company's overall stockholder communications effort so that all of the communications elements are unified and consistent;
•members of the Committee, individually or collectively, may attend, with management, meetings with stockholders of the Company when requested by the Board or management;
•establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the CEO;
•reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality and recommending changes, if any, to the Board;
•reviewing and evaluating related party transactions;
•developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;
•establishing procedures to exercise oversight of the Company's adherence to such guidelines and the evaluation of the Board and Company management;
•reviewing and exercising oversight of environmental, social and governance issues that may impact the Company's business and key stakeholders;
•reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and providing a report to the Board;
•developing and overseeing, when necessary, a Company orientation program for new Directors and a continuing education program for current Directors and periodically reviewing these programs and updating them as necessary;
•making recommendations to the Board in connection with any Director resignation tendered pursuant to the Company's Amended and Restated By-Laws;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

Board and Committee Evaluation Process

At least annually, the Board and each of its committees conduct a self-evaluation process to ensure that they are performing effectively and in the best interests of the Company and its stockholders. In this self-evaluation process, the Board and the committees review, evaluate and provide feedback on the following:

•Composition of the Board and each committee, including each individual's background, experience and skills necessary to ensure the Board reaches its full potential;
•Independence and suitability of each member's committee assignments;
•Compliance with the Corporate Governance Guidelines, committee charters, and the need for any amendments to the governance documents;
•Future agenda items;
•Board's interaction and access to management and Company operations;
•Meetings and materials; and
•Leadership structures, overall functioning and effectiveness.

The self-assessment process includes candid, face-to-face discussions focused on several topics that are put forth by the Nominating and Corporate Governance Committee as the most significant in ensuring that the Board and each committee are performing well. Additionally, the Company's Chief Executive Officer regularly holds candid one-on-one meetings with each Director seeking their input for improved Board performance. Based upon the results of the self-assessments and one-on-one meetings, the Board may discuss various topics in more depth during subsequent Board and committee meetings.

Due to the small size of the Company's Board, all Directors are encouraged to attend and participate in each committee meeting, and routinely do so. This enables the entire Board to be well-versed in all matters presented by the various committees, and to have full Board engagement on each topic during a committee meeting which often makes the work of the entire Board more efficient and effective.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Jon L. Luther (Chair), Richard W. Neu and Arik W. Ruchim. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policy Governing Related Party Transactions

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year end and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company's common stock or any such party's respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction, arrangement or relationship.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on our Board consistent with the needs and goals of the Company's business. In performing this role, the Nominating and Corporate Governance Committee regularly assesses the size and composition of the Board. It conducts an annual review with the Board relating to the Board's composition and recommends, if necessary, measures to be taken so that the Board's membership reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. The Nominating and Corporate Governance Committee also ensures that the Board contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company's business and, in furtherance of this goal, periodically proposes the addition or removal of members in order to obtain the appropriate balance of members and skills.

Consistent with the Company's policies, Board members should possess certain attributes and experience that are conducive to representing the best interests of our stockholders, including independence, a reputation for integrity, honesty and adherence to high ethical standards, the ability to exercise sound business judgment, substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company's management. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 75 or older at the time of the election unless the Board takes action to waive this requirement each year following the affected Director's 74th birthday.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing Directors and longer-term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

In addition to fulfilling the above criteria, six of the seven nominees for re-election named above are considered independent under the NYSE Independence Rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE Independence Rules. The Nominating and Corporate Governance Committee believes that all seven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing and international business. Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Luther brings a strong track record of profitably growing large global consumer branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than two decades of executive leadership experience, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Mr. Trussell, as former Chief Executive Officer and a principal founder of the Company, brings management and mattress industry experience and an historical perspective to the Board.

Process for Identifying and Evaluating Director Nominees

As discussed above under "Director Qualifications and Review of Director Nominees," the Nominating and Corporate Governance Committee reviews annually the size and composition of the Board and makes recommendations to the Board regarding any measures to be taken. In addition, the Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders in accordance with the By-Laws, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee's specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2020, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee considers director candidates recommended by our stockholders in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process set forth above under "Process for Identifying and Evaluating Director Nominees."

Stockholders may also nominate director candidates pursuant to a "proxy access" provision in the Company's By-Laws. Pursuant to the proxy access provision, a stockholder or group of stockholders meeting certain eligibility requirements may nominate directors (up to the greater of two (2) or twenty percent (20%) of the number of directors then in office) to serve on the Board and have those nominees included in the Company's proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent (3%) or more of the voting power of the Company's outstanding common stock for at least three (3) years prior to submitting notice of a nomination, with up to twenty (20) stockholders being able to aggregate their holdings to meet this requirement. Any stockholder recommendations of Director nominees proposed for consideration by the Nominating and Governance Committee should include the information required by our By-laws and should be addressed in writing to the Nominating and Corporate Governance Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company's By-Laws permit stockholders to nominate Directors for consideration at our 2022 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Stockholder Proposals for 2022 Proxy Statement."

Board Diversity

The Company is committed to continuing our efforts to ensure that the Board is diverse in demographic, thought, and experience. Women represent 25% of our Board and minorities represent 13% of our Board. In line with the Company's strategic objectives, our Directors demonstrate attributes and experience that are conducive to representing the best interests of our stockholders, including a range of skill sets, perspectives, backgrounds, ethnicity, genders, and qualifications. Each Director's unique background gives the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing and international business.

Designation of, and Communication with, Tempur Sealy International's Board of Directors through its Lead Director

As described in more detail above, the Board has designated Mr. Neu as the Lead Director. Stockholders or other interested parties wishing to communicate with our Board may contact the Lead Director by email at presidingdirector@tempursealy.com or by going to Tempur Sealy International's investor website at http://investor.tempursealy.com/overview under the caption "Corporate Governance" and then "click here to email the Lead Director." Regardless of the method you use, the Lead Director will be able to view your unedited message subject to and in accordance with our internal review policies. The Lead Director, in consultation with management, will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2020, the independent Directors met several times in executive session without members of management present. Executive sessions are led by the Lead Director.

Charitable Contributions

Tempur Sealy International has not made charitable contributions to any charitable organization for which a Director serves as an executive officer that exceeded the greater of $1.0 million or 2% of such organization's consolidated gross revenues for any single year within the preceding three years.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the Annual Meeting of Stockholders. At our last Annual Meeting of Stockholders, which was held on May 7, 2020, all the members of the Board attended.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

The Board has set seven directors as the number to be elected at the 2021 Annual Meeting and has nominated the individuals named below. All nominees are currently directors of Tempur Sealy International and have been previously elected by our stockholders. Arik W. Ruchim, a current director, will not stand for re-election when his term expires at the 2021 Annual Meeting. As a result of Mr. Ruchim's departure, the size of our Board will decrease to seven members, which is consistent with the size range (7-8) of the Board over the last 5-years.

The Directors standing for re-election are: Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil, Jon L. Luther, Richard W. Neu, Scott L. Thompson and Robert B. Trussell, Jr. The nominees, if elected, will each serve a one-year term until Tempur Sealy International's Annual Meeting of Stockholders in 2022 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and Directors.

Vote Required to Elect Director Nominees

Each Director will be elected by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. The Board of Directors will then consider the recommendation and make a decision to accept or reject the resignation within 90 days after the certification of the election results.

Board of Directors' Recommendation on Proposal No. 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 65, has served as a member of Tempur Sealy International's Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of HealthEquity, Inc. (HQY), a non-bank health savings trustee, Bailard Private Real Estate Fund, as well as Blue Shield of California, and several non-profit boards. She also serves as a member of the advisory board of Protiviti Inc., a global consulting company. During the past five years, Ms. Dilsaver also served as a director of Aeropostale, a specialty retailer. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings to the Board a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Cathy R. Gates, 62, was elected to serve as a member of Tempur Sealy International's Board of Directors on July 5, 2018. Prior to her retirement in June 2017, Ms. Gates served as an Assurance Partner at Ernst & Young LLP in Tulsa, Oklahoma. From 2008 until 2017, she served as the Managing Partner of that office. Ms. Gates began working at Ernst & Young LLP in 1986, and during her tenure there worked with both public and privately-held clients throughout the southwestern United States in the retail/consumer products, transportation, manufacturing and contract drilling industries. Ms. Gates' areas of expertise include working with internal audit departments, coordinating financial statement audits, accounting and financial reporting. She currently serves on the Tulsa Area United Way Community Investment Cabinet and the Walton College of Business Dean's Executive Advisory Board at the University of Arkansas. She previously served on the Tulsa Area United Way Board of Directors and the Tulsa Regional Chamber of Commerce Board of Directors. Ms. Gates holds a Masters of Science in Accounting from the University of Arkansas. Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

John A. Heil, 68, has served as a member of Tempur Sealy International's Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food and supplies and a subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005, he served as United Pet Group's President and Chief Executive Officer. Mr. Heil was a member of the board of directors and the audit committee of VCA Inc. (formerly VCA Antech Inc.), a Nasdaq listed company, from February 2002 to October 2017, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil's long career in management and the branded consumer products arena brings to the Board a remarkable depth of operational and strategic experience.

Jon L. Luther, 77, has served as a member of Tempur Sealy International's Board of Directors since May 2015. He served as Chief Executive Officer of Dunkin' Brands Group, Inc. from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman and became non-Executive Chairman from July 2010 until his retirement in May 2013. Prior to Dunkin' Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, Inc., from February 1997 to December 2002. Prior to Popeyes, Mr. Luther served as President of CA One Services, a subsidiary of Delaware North Companies, Inc., a global food service and hospitality company, and served as President and CEO of Benchmark Services, Inc., a food services company he founded. Earlier in his career, Mr. Luther held various senior leadership positions at Marriott Corporation and ARAMARK. Mr. Luther currently serves as a director of Inspire Brands, Inc., which includes Arby's, Buffalo Wild Wings, Rusty Taco, Sonic Drive-In's, and Jimmy John's, and as an advisory board member of Staple Street Capital Group, LLC. From May 2010 until May 2020, Mr. Luther served as member of the Board of Directors of Six Flags Entertainment Corporation, the world's largest regional theme park company. Additionally, from April 2011 until November 2016, Mr. Luther served as a director of Brinker International, Inc. Mr. Luther holds a degree in hotel and restaurant management from Paul Smith's College. He is Chairman Emeritus of the Culinary Institute of America, as well as past Chairman of the International Franchise Association. Mr. Luther brings to the Board a strong track record of profitably growing large global consumer-branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Richard W. Neu, 65, has served as a member of Tempur Sealy International's Board of Directors since October 2015. Mr. Neu's professional career has spanned over 40 years. For the last 15 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the board of directors, as chair of the audit committee, as a member of the nominating and corporate governance committee and as a member of the executive committee of Huntington Bancshares Incorporated. He also serves as a member of the board of directors of Oxford Square Capital Corp. Until the sale of the company in 2012, he was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc. Mr. Neu also served as a director of MCG Capital Corporation, a business development corporation, from 2007 until its sale in 2015, and during this period served as chairman of the board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a senior audit manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Scott L. Thompson, 62, has served as Chairman of Tempur Sealy International's Board of Directors and as its President and Chief Executive Officer since September 2015. He previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Chairman of Dollar Thrifty from December 2011 to September 2012. He served as a member of the Board of Directors, and for part of that time as the Non-Executive Chairman, of Houston Wire & Cable Company, a publicly-traded provider of industrial products, from November 2007 until September 2015. Mr. Thompson also served as a member of the Board of Directors of Conn's, Inc., a publicly traded retailer of consumer furniture, from June 2004 to September 2015 and of Asbury Automotive Group, Inc., a publicly traded automotive retailer, from January 2015 to February 2018. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings to the Board extensive financial, operational and entrepreneurial experience in his roles as an executive officer and director of publicly traded companies.

Robert B. Trussell, Jr., 69, has served as a member of Tempur Sealy International's Board of Directors or its predecessors since 2002. Mr. Trussell served as Chief Executive Officer of Tempur Sealy International or its predecessors from November 2002 until his retirement in May 2006. From 1994 to December 2004, Mr. Trussell served as President of the Company and its predecessors. Prior to joining the Company's predecessor in 1994, Mr. Trussell was involved internationally in the thoroughbred race horse industry including several startup businesses. He is currently director of Clean Media LLC, a brand safe digital advertising company and serves on the board of several Catholic non-profit organizations. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of Tempur Sealy International, Mr. Trussell brings to the Board significant management and mattress industry experience and an historical perspective.

Executive Officers

Certain information as of March 11, 2021, about our executive officers is set forth in the following table and accompanying text:

Name	Age	Position
Scott L. Thompson	62	Chairman of the Board, President and Chief Executive Officer
Bhaskar Rao	55	Executive Vice President and Chief Financial Officer
H. Clifford Buster, III	51	Chief Executive Officer, North America
David Montgomery	60	Executive Vice President, Global Business Strategy and Development
Thomas A. Murray	52	Executive Vice President, Chief Marketing Officer, Marketing U.S.
Steven H. Rusing	56	Executive Vice President, President, U.S. Sales
Scott J. Vollet	57	Executive Vice President, Global Operations

Bhaskar Rao was appointed to serve as Executive Vice President and Chief Financial Officer of Tempur Sealy International in October 2017. Mr. Rao joined Tempur Sealy International as Director of Financial Planning and Analysis in January 2004 and, from April 2011 until his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President and Chief Accounting Officer. From January 2004 to April 2011, he held various roles of increasing responsibility in the Company's finance and accounting organization. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young, and from 1994 until 2002, he was employed by Arthur Andersen. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

H. Clifford Buster, III was appointed to serve as Chief Executive Officer, North America effective January 1, 2021. Mr. Buster joined Tempur Sealy International as Executive Vice President, Direct to Consumer, North America in September 2017, and then served as Executive Vice President, President U.S. Direct To Consumer during 2020. From February 2015 to August 2017, Mr. Buster served as the Chief Financial Officer of Berkshire Hathaway Automotive, Inc. From November 2013 to January 2015, Mr. Buster served as an Executive Vice President at Exeter Financial Corp. Mr. Buster has also held leadership positions at Dollar Thrifty Automotive Group, Inc., Helix Energy Solutions Group, Inc. and Group 1 Automotive, Inc. Mr. Buster earned a Bachelor of Accountancy from the University of Mississippi.

David Montgomery joined Tempur Sealy International in February 2003 and served as Executive Vice President and President of International Operations until 2019. He currently serves as Executive Vice President, Global Business Strategy and Development with responsibilities including global business strategy, global business development and global licensing. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, including as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery earned his B.A. degree, with honors, from L'Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Thomas A. Murray was appointed to serve as Executive Vice President, Chief Marketing Officer, U.S. in January 2020. Mr. Murray joined Tempur Sealy International in May of 2018 as Senior Vice President, Marketing. From 1994 to 2007, Mr. Murray was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Following his tenure with Procter & Gamble, Mr. Murray transitioned to Senior Vice President of Marketing positions within a number of industry-leading consumer technology companies, including TomTom, Inc. from 2007-2011 and again in 2012-2014, Carbonite, Inc. from 2011-2012 and ADT, Inc. from 2014-2017. Mr. Murray earned a B.A. from Fairfield University in 1990 and attended the University of Connecticut Graduate School of Business.

Steven H. Rusing was appointed to serve as Executive Vice President, President, U.S. Sales in January 2020 after serving as Senior Vice President, U.S. Sales for Tempur Sealy International beginning in March 2016. Mr. Rusing joined Sealy Corporation in June 1992 and held various account management roles with increasing responsibility. From June 1996 until October 2002 he served as District Sales Manager. In November 2002 he was appointed Vice President of Sales for the West Region until June 2006. From July 2006 to December 2007 he served as Vice President of National Accounts. In January 2008 he was appointed Senior Vice President of National Accounts and held the same role at Tempur Sealy International starting in June 2013. Mr. Rusing earned a B.A. degree in Management from Wayne State University.

Scott J. Vollet joined Tempur Sealy International in August 2009 and currently serves as Executive Vice President, Global Operations. From 1987 to 2009, Mr. Vollet was employed by Texas Instruments Incorporated, Gemini Management Consulting and Lexmark International, Inc. Mr. Vollet was previously Vice President of Tempur Sealy Global Supply Chain. He began leading the Global Operations team at Tempur Sealy International in 2013. Mr. Vollet earned a B.S. in Industrial Engineering from the University of Missouri and an M.B.A. from the University of Dallas.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 11, 2021, regarding the beneficial ownership of our outstanding equity securities by:

•each person known to beneficially own more than 5% of Tempur Sealy International's outstanding common stock;
•each of Tempur Sealy International's Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and
•all of Tempur Sealy International's Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 11, 2021, there were 201,767,857 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership of shares has been adjusted, if necessary, to reflect the 4-for-1 stock split effected by the Company on November 24, 2021.

Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares	Percentage of Class
5% Stockholders:
The Vanguard Group	18,751,496(1)	9.29
BlackRock, Inc.	16,192,648(2)	8.03
H Partners Management, LLC	11,800,000(3)	5.85

Named Executive Officers and Directors:
Scott L. Thompson	4,646,912(4)(5)	2.27
Bhaskar Rao	379,231(5)	*
H. Clifford Buster, III	353,896(5)	*
David Montgomery	1,125,362(5)	*
Scott J. Vollet	340,463(5)	*
Evelyn S. Dilsaver	147,524(5)	*
Cathy R. Gates	26,689(5)	*
John A. Heil	119,112(5)	*
Jon L. Luther	90,636(5)	*
Richard W. Neu	153,400(5)	*
Arik W. Ruchim	see Note(3)	see Note(3)
Robert B. Trussell, Jr.	90,644(5)(6)	*
All Executive Officers and Directors as a group (14 persons):	7,728,302(5)	3.78
* Represents ownership of less than 1% of class.

(1)	Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in an amendment to Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group reported sole voting power over 0 shares, shared voting power over 145,306 shares, sole dispositive power over 18,453,607 shares and shared dispositive power over 297,889 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by BlackRock, Inc. based on information set forth in an amendment to Schedule 13G filed with the SEC on February 1, 2021. BlackRock, Inc. reported sole voting power over 15,567,794 shares and sole dispositive power over all 16,192,648 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Amounts shown reflect the aggregate number of shares of common stock held by H Partners Management, LLC and certain of its affiliates based on information set forth in an amendment to Schedule 13D filed with the SEC on May 12, 2020. The amounts have been adjusted to reflect the 4-for-1 stock split effected by the Company on November 24, 2020. H Partners Management, LLC reported shared voting power and shared dispositive power over all 11,800,000 shares. H Partners, LP and H Partners Capital, LLC reported shared voting power and shared dispositive power over 7,791,600 shares. Rehan Jaffer, as the managing member of H Partners Management, LLC and H Partners Capital, LLC, respectively, reported shared voting power and shared dispositive power over all 11,800,000 shares. The address of H Partners Management, LLC and its subsidiaries and affiliates described herein is 888 Seventh Avenue, 29th Floor, New York, NY 10019. Mr. Ruchim, a partner at H Partners, may be deemed to have voting and dispositive power with respect to certain of these shares. Mr. Ruchim disclaims beneficial ownership of these shares, except to the extent of his respective pecuniary interests.
(4)	Includes 454,364 shares of common stock which are the result of the vesting of restricted stock units; however, payout of the vested common shares is deferred until thirty days following termination of his employment.
(5)
Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 11, 2021, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

	Named Executive Officer	Number of Shares	Director	Number of Shares
	Scott L. Thompson	2,974,140	Evelyn S. Dilsaver	26,220
	Bhaskar Rao	196,960	Cathy R. Gates	—
	H. Clifford Buster, III	56,436	John A. Heil	—
	David Montgomery	232,196	Jon L. Luther	6,676
	Scott J. Vollet	153,428	Richard W. Neu	2,700
			Arik W. Ruchim	—
			Robert B. Trussell, Jr.	—

	All Executive Officers and Directors as a Group (14 persons):	3,735,596
(6)	Includes 40,000 shares of common stock owned by RBT Investments, LLC, Robert B. Trussell, Jr. and Martha O. Trussell as tenants in common.

Agreements with H Partners

2017 Agreement. On June 26, 2017, the Company entered into a Non-Disclosure and Standstill Agreement (the "2017 Agreement") with Usman Nabi, a Director of the Company at the time (referred to in the 2017 Agreement as the "Director"), and H Partners Management, LLC ("H Partners"); H Partners, LP; H Partners Capital, LLC; P H Partners LTD; H Offshore Fund LTD; and Rehan Jaffer (together with H Partners, the "H Partners Group"), which collectively beneficially owned 11,800,000 shares (2,950,000 pre-stock split) of the outstanding common stock of the Company, par value $0.01 per share (the "Common Stock") as of May 7, 2020.

The 2017 Agreement provides for (i) certain confidentiality obligations for the Director, (ii) the ability of the Director to disclose Confidential Information (as defined in the 2017 Agreement) to his legal counsel and to other parties within the H Partners Group for the purpose of assisting him in the performance of his duties as a Director of the Company, (iii) requiring compliance with the Company's Insider Trading Policy (as defined in the 2017 Agreement) and the Company's "trading window" and preclearance requirements, and (iv) customary "standstill" provisions that generally prohibit each H Partners Group Member (as defined in the 2017 Agreement) from taking specified action with respect to the Company and its securities, including, among others: (x) acquiring beneficial ownership of twenty percent (20%) or more of the Company's then outstanding Common Stock in the aggregate (among all of the H Partners Group Members and their Affiliates and Associates (as defined in the 2017 Agreement)) or (y) seeking or in any way assisting or facilitating any other person in seeking, among other things, to acquire control of the Company or to engage in certain other extraordinary transactions with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, all as more fully described in the Agreement. The 2017 Agreement contains no restrictions on the ability of the H Partners Group to vote its shares of Common Stock, including in any proxy contest, or to transfer its Common Stock. In addition, the standstill provisions under the 2017 Agreement do not purport to prevent the Director or any other Director from exercising his or her rights to comply with his or her fiduciary duties as a Director of the Company or from participating in board room discussions or private discussions with other members of the Board.

Either the Company or the Director may terminate the right described above to share information at any time by written notice. The date these rights terminate, either in accordance with the terms of the 2017 Agreement or otherwise, is referred to as the "Information Termination Date." The standstill provisions described above terminate six months after the Information Termination Date. It is expected that the Information Termination Date will occur upon Mr. Ruchim's departure from the Board at the 2021 Annual Meeting.

The above summary of the terms of the 2017 Agreement does not purport to be complete and is qualified in its entirety by reference to the 2017 Agreement, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K filed on June 28, 2017.

2018 Amendment. In connection with the then-pending departure of Mr. Nabi from H Partners, the Company and H Partners entered into a letter agreement dated March 23, 2018, which amended the 2017 Agreement (the "2018 Amendment"). Pursuant to the terms of the 2018 Amendment (i) the Company agreed to nominate Mr. Ruchim to the Board at the 2018 Annual Meeting, (ii) the H Partners Group members agreed to vote at the 2018 Annual Meeting in favor of the Company's nominees for the Board, and (iii) Mr. Ruchim would be permitted to share information with H Partners and certain related parties as the "Director" pursuant to the 2017 Agreement and would be required to comply with the obligations of the Director in the 2017 Agreement.

The above summary of the terms of the 2018 Amendment does not purport to be complete and is qualified in its entirety by reference to the 2018 Amendment, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K filed on March 26, 2018.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS
2020 CD&A At-A-Glance

This year's Compensation Discussion and Analysis ("CD&A") reviews the objectives and elements of Tempur Sealy's executive compensation program and discusses the 2020 compensation earned by our named executive officers ("NEOs"). It also explains the significant actions the Compensation Committee took based on its ongoing commitment to consider stockholder feedback and to ensure our senior leadership team continues to drive earnings growth while balancing the Company's social responsibilities. During 2020, we:

Conducted a stockholder outreach campaign, with a significant focus on executive compensation matters
■Reached out to 14 of our top stockholders, representing more than 45% of shares outstanding
■The Lead Director from the Board of Directors, along with members of senior management, participated in various meetings with 10 top stockholders, representing approximately 34% of shares outstanding

Engaged a new independent compensation consultant
■Retained Pearl Meyer to gain further insight on pay practices and ensure that our program effectively balances competitive market practices, investor expectations, best-practice governance standards and our business strategy

Strengthened the link between pay and performance in our Long-Term Incentive Plan ("LTIP")
■For 2020 regular LTIP awards, granted 50% using performance-based restricted stock units ("PRSUs") based on the achievement of adjusted EBITDA(1); and 50% using time-based restricted stock units ("RSUs")
■For 2021, implemented several changes to our PRSU awards in order to further align these awards with market best practices:
•Reduced the maximum payout opportunity for all NEOs from 600% of target to 300%; and added two new performance metrics: relative Total Shareholder Return ("TSR") and a qualitative Environmental, Social and Governance ("ESG") assessment
■The changes will reduce the CEO's maximum payout opportunity for the 2021 PRSU grant from $30 million to $12 million
■Did not adopt a new aspirational PRSU program or grant any special equity awards to any of the NEOs ─ it is not a regular practice

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. We are a global leader in the design, manufacture and distribution of bedding products and accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities including safety programs, product donations, and environmental and social initiatives supporting our long-term commitments. Our focus on innovative products, consumer-preferred brands, omni-channel distribution and driving increases in profit drove strong financial results for the Company.

Despite the unprecedented challenges throughout 2020, the Company delivered record sales, adjusted EBITDA(1), and free cash flow(1), while reducing net debt and investing over $100 million in people, plants and processes that resulted in the creation of over 1,500 jobs and deploying over $300 million to share repurchases. The Compensation Committee believes that the adjusted EBITDA(1) targets for 2020 were challenging, particularly because they were not reduced in response to the onset of the global pandemic. In fact, at the onset of the pandemic the Board of Directors waived their annual cash base board fees, and the CEO donated the remainder of his 2020 net base salary to the Tempur Sealy Foundation. The Company believes that a culture of relentless pursuit towards execution, an experienced management team, and a performance-based compensation program for its executive team are instrumental in helping the Company achieve its strong financial performance.

2020 NEOs

Name	Title
Scott L. Thompson	Chairman, President and Chief Executive Officer ("CEO")
Bhaskar Rao	Executive Vice President and Chief Financial Officer ("CFO")
H. Clifford Buster, III	Executive Vice President, President U.S. Direct to Consumer(*)
David Montgomery	Executive Vice President, Global Business Strategy and Development
Scott J. Vollet	Executive Vice President, Global Operations

(*) Effective January 1, 2021, Mr. Buster's title changed to Chief Executive Officer, North America to align with his internal promotion.

Results of 2020 Say on Pay / Board Responsiveness to Stockholder Feedback

In 2020, our executive compensation program received the support of 54% of the total votes cast at our Annual Meeting of Stockholders. As a result of this decline in support from 2019, we increased the focus and intensity of our regular stockholder engagement activities.

Between October and December, we contacted stockholders representing more than 45% of our outstanding common stock and met with many of those stockholders, who collectively hold approximately 34% of our outstanding common stock. A key objective of these outreach efforts was to listen to stockholders to better understand their perspectives on our executive compensation program and the concerns contributing to our lower levels of support for say on pay proposals. We spoke with a combination of investors who voted both "For" and "Against" our say on pay proposal in 2020 to gain a balanced perspective of our program. The Lead Director, the Senior Vice President, Chief Human Resources Officer, the Executive Vice President, Chief Financial Officer and the Director of Investor Relations were all active participants in these discussions.

These meetings helped validate that our stockholders continue to be broadly supportive of the overall philosophy, objectives, and design of our program. They also provided us with important perspectives on how to improve and better explain our program as we continue to move forward. Based on these learnings and past learnings, we made several significant modifications to our executive compensation program effective for fiscal years 2020 and 2021, as summarized below:

What We Heard	What We Did
Stockholders prefer a mix of performance shares and restricted stock for equity grants	For 2020 regular LTIP awards, granted 50% using PRSUs based on the achievement of adjusted EBITDA(1); and 50% using time-based RSUs. PRSUs comprise 50% of the LTIP awards in 2021 as well
Stockholders would like to see maximum payout opportunities for the long-term incentive award targeted closer to market practices	For 2021, the LTIP maximum award opportunity was reduced to 300% of target from 600% of target
Stockholders were concerned about the use of special, one-time equity awards	Did not adopt a new aspirational PRSU program or grant any special equity awards to any of our employees, including NEOs ─ it is not a regular practice
Stockholders seek a more diversified use of performance metrics in the incentive plans, and more clarity around the performance metrics in the incentive plans	For 2021, added relative TSR and qualitative ESG performance metrics to the LTIP to balance the existing quantifiable absolute metric. Details about the performance metrics and their rationale are provided below
Stockholders suggested the inclusion of ESG as a component of compensation going forward, aligning with increased stockholder interests	For 2021, included a qualitative ESG component to balance our global responsibilities to serve all stakeholders, our community and environment

We value the views and insights of our stockholders, and we believe that constructive and meaningful dialogue with them builds relationships that promote transparency and accountability for the benefit of all. We will continue to maintain an open dialogue with our stockholders to help ensure that the Board and management have a regular pulse of investor perspectives.

Incentive Plans: 2021 Performance Metrics At-A-Glance

The focus of our annual and long-term incentive plans is achieving profitable growth while balancing investments in business initiatives and driving long-term stockholder value creation. For awards in 2021, we used a balanced mix of quantifiable absolute and relative financial metrics, as well as qualitative ESG metrics to measure performance and support the following key objectives:

•Motivate and reward an experienced management team with performance-based equity awards and long-term incentive compensation to encourage both retention and performance
•Foster a culture of relentless pursuit towards execution of delivering earnings growth and strong stockholder returns
•Drive our ESG initiatives

We implemented these changes to our PRSU awards to strengthen alignment with market best practices by reducing the maximum payout opportunity for all NEOs from 600% of target to 300% and adding two new performance metrics: Relative TSR and ESG. The changes diversify the LTIP metrics and will reduce the CEO's maximum payout opportunity for the 2021 PRSU grant from $30 million to $12 million.

Plan	Annual Incentive Plan ("AIP") Awards	LTIP
		PRSUs = 50% of the total LTIP award value			RSUs = 50% of total LTIP award value
Performance Metrics	Company-Wide Adjusted EBITDA(1)	Company-Wide Adjusted EBITDA(1)	Relative TSR	ESG	Not Applicable
Weightings	100%	80% of 50%	10% of 50%	10% of 50%	50%
Key Points
*Adjusted EBITDA(1) emphasizes growth while continuing strong accountability for returns
*Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation
*After performance metrics satisfied for PRSUs, 3-year time vesting enhances retention

*Relative TSR directly aligns management and investor interests through the creation of stockholder value
*Adds a relative performance component
*Creates balance with other performance metrics
*After performance metrics satisfied, 3-year time vesting enhances retention

*Qualitative assessment of accomplishments aligned with Company ESG initiatives
*Ensures focus on global responsibility to serve all stakeholders, community, and environment
*After performance metrics satisfied, 3-year time vesting enhances retention
*4-year time vesting supports leadership retention objectives *Reinforces ownership mentality through enhanced equity stakes

(1) We provide information regarding EBITDA, adjusted EBITDA and free cash flow, none of which is a recognized item under GAAP and do not purport to be alternatives to net income as a measure of operating performance. For more information about non-GAAP financial measures, including reconciliations to GAAP information, please refer to Appendix A to this Proxy Statement.

Compensation Governance and Best Practices

Our independent Compensation Committee of our Board structures and develops our executive compensation program by weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies, including our stockholders. As noted above, the Compensation Committee considers stockholders' views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and also through direct conversations with investors that allow the Compensation Committee to gather additional insights. The Compensation Committee also seeks input from its independent compensation consultant.

Our compensation program includes specific elements that link executive compensation with long-term stockholder interests. We strive to reflect and implement compensation design and governance best practices in our program. These practices include:

What We Do	What We Don't Do
•Emphasize incentive-based compensation to align pay with performance	•No stock option repricing without stockholder approval
•Place primary emphasis on long-term incentive compensation to link executive and stockholder interests	•No uncapped incentive award opportunities
•Have significant stock ownership guidelines and holding requirements	•No stock hedging or stock pledging activities
•Use tally sheets and other analytical tools to assess executive compensation	•No multi-year pay guarantees within employment agreements
•Maintain a Clawback Policy allowing for the recovery of excess compensation in the event of a material financial restatement resulting from fraud, willful misconduct or gross negligence	•No single trigger acceleration of equity awards in the event of a change of control unless these awards are not assumed, continued or substituted by the surviving corporation
•Engage an independent compensation consultant to advise the Compensation Committee	•No single trigger or modified trigger vesting for cash severance or equity award vesting in the event of a change of control
•Conduct annual risk assessment	•No excessive perquisites or benefits to our NEOs
•Solicit stockholder feedback	•No tax gross-ups in the event of a change of control

2020 Business Overview

2020 Financial Performance and Accomplishments

The Company's long-term strategies and investments position Tempur Sealy as a growth company with a fortified balance sheet, dominant competitive position, and a capital allocation plan that is designed to drive shareholder value. Despite the unprecedented challenges throughout 2020, the Company grew sales by 18% to $3.7 billion. The sales growth was broad-based across geographies and channels. The Company believes it has expanded its market share in the U.S. and, in fact, Sealy reclaimed the number one position on a list of top bedding producers(a). The Company also increased adjusted EBITDA(1) by 54% to $780 million, adjusted EPS(1) by 91% to $1.91, and generated record operating cash flows of $655 million, and reduced our ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility(1) by 40% at year end. The robust increase in profits and reduction in net debt resulted in a record low leverage ratio of 1.68 times. Additionally, the Company invested over $100 million in people, plants and processes and deployed over $300 million in capital towards share repurchases in 2020. Refer to Appendix A for a discussion of adjusted EBITDA and adjusted EPS.

The following table compares 2020 to 2019 results.

(in millions, except percentages and per common share amounts)	Year Ended		% Reported Change	% Constant Currency Change(1)
	December 31, 2020	December 31, 2019
Net sales	$3,676.9	$3,106.0	18.4%	18.3%
Net income	$348.8	$189.5	84.1%	83.5%
Adjusted EBITDA per credit facility (1)	$779.9	$508.1	53.5%	53.2%
EPS	$1.64	$0.86	90.7%	90.7%
Adjusted EPS (1)	$1.91	$1.00	91.0%	91.0%
(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

The following chart compares the Company's stock as compared to the S&P 500:

The year began with robust growth, both organically and with new distribution partners, until mid-March when COVID-19 began having a significant impact around the world. The Company's omni-channel and flexible operating model quickly adapted during this stressful period and was further bolstered by efforts from our committed, experienced workforce. Several measures were made during this period to mitigate health risks, as well as working with various government and healthcare organizations to provide products and services in the time of crisis. In April, Tempur Sealy Chairman, CEO and President Scott Thompson pledged to contribute his remaining 2020 net base salary to the Tempur Sealy Foundation (the "Foundation"). Other executives also volunteered to contribute a portion of their base salaries to support the Foundation, which supports charities providing critical services to children in need and their families. Our Board of Directors also elected to forego their cash board fees, which the Company then chose to also donate to the Foundation.

Subsequently, the global markets improved, and the bedding markets began rapidly recovering and causing the industry to face supply chain constraints. The Company's competitive position, unique operating model, and experienced management team enabled it to weather these circumstances better than any other bedding company in the world. Regardless of these many challenges, the Company delivered record profit and free cash flow during 2020.

The Board of Directors and executive leadership team believe that Tempur Sealy's success as an organization is not limited to financial performance. The Company believes that commitment to communities and environment is our duty as a corporate citizen and a generator of long-term stockholder value. The Company delivered significant progress on its ESG initiatives in 2020. For 2021, the Company implemented additional challenging initiatives, including a long-term goal of achieving carbon neutrality by 2040. For additional information, please refer to the Company's 2021 Corporate Social Values Report, located on the Tempur Sealy Investor website at http://investor.tempursealy.com/overview.

The totality of 2020 was a year full of challenges and uncertainties. The Company is extremely proud of everything that the global organization accomplished including its industry-leading employee and customer safety programs, the progress on ESG initiatives, and the financial performance. 2020 was a record year of financial performance and accomplishments that has strongly positioned the Company for 2021 and beyond.
_______________________

(a) See Furniture Today's Top 20 U.S. Bedding Producers methodology that includes SEALY® and STEARNS & FOSTER® products in Sealy ranking.

What Guides Our Program

Executive Compensation Objectives and Philosophy

We have a strong pay-for-performance culture. Each element of our compensation program is designed to attract, motivate and retain our management talent and to appropriately reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Principal Components of Compensation

The principal components of compensation that support our compensation philosophy and objectives include:

Pay Element	Purpose	Description	Link to Performance
Annual Base Salary	To attract and retain qualified key leadership talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation. Used to calculate other compensation elements.	Base salary levels represent a small portion of our executive officers' total target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

Individual base salary amounts reflect our Compensation Committee's judgment with respect to each executive officer's responsibilities, performance, and work experience as well as market data.
Annual Incentive Plan ("AIP") Awards	To focus executives on achieving critical short-term financial and operating targets and/or strategic initiatives.	Variable annual cash incentive with payout based on Company performance over the fiscal year.
Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria. Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation.

Long-Term Incentive Plan ("LTIP") Awards	To align a significant portion of executive compensation to the Company's long-term operational performance, as well as share price appreciation and total stockholder return. This component also supports our executive talent retention objectives.	Annual grants of PRSUs and/or RSUs.	PRSUs reward participants contingent upon the successful achievement of pre-determined performance objectives, using a currency (common stock) that is strongly aligned with stockholder interests.

RSUs enhance retention based on performance and reinforce an ownership mentality through enhanced equity stakes.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Compensation Mix

As illustrated below, the majority of our CEO's and NEOs' annual total direct compensation opportunity is performance-based, at-risk, and long-term. The graphs depict the mix of total target direct compensation set for our NEOs during 2020.

CEO Target Compensation Mix

Base Salary
9%
Annual Incentive
12%
Long Term
Incentive 79%

The Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program and has overall responsibility for making final decisions about total compensation for all of the NEOs. As part of its annual process, the Committee works closely with senior management (as appropriate) and its independent compensation consultant. This process ensures consistency from year to year and adherence to the responsibilities listed in the Committee's Charter, which is available on our website.

The Role of the CEO. The CEO makes recommendations to the Compensation Committee regarding the compensation of executive team members. The CEO does not provide recommendations concerning his own compensation, nor is he present when his compensation is discussed by the Committee. The Committee, with input from its independent compensation consultant, discusses the elements of the CEO's compensation in an executive session and makes a recommendation to all of the non-management members of the Board for discussion and final approval. At the Committee's request, a member of our management team may attend the executive session to answer questions from the Committee.

The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For early 2020, the Committee continued its engagement with Fredrick W. Cook & Co. Inc. ("F.W. Cook") as the independent compensation consultant for matters related to executive compensation, including the determination of 2020 salaries and the making of 2020 annual and long-term incentive grants. F.W. Cook was retained through February 2020, at which time the Committee retained the services of Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent compensation consultant for the remainder of 2020. Pearl Meyer was engaged to support the Compensation Committee's efforts to conduct a comprehensive analysis of the current executive compensation program. Pearl Meyer was selected as the independent consultant after a review process conducted by the Committee, and provided the following services: executive and board of directors compensation benchmarking, support in the design of annual and long-term incentive plans, review and analysis of compensation programs from a risk perspective, review of the Company's clawback policy, and support for the Committee's stockholder outreach activities. Additionally, a representative of the independent consultant attends meetings of our Compensation Committee and communicates with our Compensation Committee chair and our Senior Vice President, Chief Human Resources Officer between meetings; however, our Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Committee reviewed its engagements with F.W. Cook and Pearl Meyer, based on the factors set forth in the corporate governance standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission, and determined that there are no conflicts of interest between these firms and the Compensation Committee.

The Role of the Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by its independent compensation consultant, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards. In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The eighteen companies currently comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, market capitalization, EBITDA, scope of operations and branded consumer product focus. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. There were no changes to the Peer Group for 2020.

The Peer Group companies for 2020 are listed below:

2020 Peer Group

Brunswick Corporation (BC)	Hasbro, Inc. (HAS)	RH (RH)
Carter's, Inc. (CRI)	Herman Miller, Inc. (MLHR)	Sleep Number Corporation (SNBR)
Columbia Sportswear Company (COLM)	HNI Corporation (HNI)	Steelcase Inc. (SCS)
Deckers Outdoor Corporation (DECK)	La-Z-Boy Incorporated (LZB)	Under Armour, Inc. (UA)
Gildan Activewear Inc. (GIL)	Leggett & Platt, Incorporated (LEG)	Williams-Sonoma, Inc. (WSM)
Hanesbrands Inc. (HBI)	Polaris Industries Inc. (PII)	Wolverine World Wide, Inc. (WWW)

2020 Executive Compensation Program In Detail

Base Salary

The Compensation Committee determines base salaries for the NEOs each year accounting for multiple factors, including breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, market positioning and budget. The Committee also considers the analyses provided by our independent compensation consultant. The CEO and Mr. Montgomery did not receive an increase in base pay for 2020. Additionally, Mr. Thompson has not had an annual base pay raise since he joined the Company in September 2015. For Messrs. Rao and Vollet, the Compensation Committee determined that an approximate 2% increase for Mr. Rao and an approximate 3% increase for Mr. Vollet in base pay was appropriate. This decision was based in part on market data provided by the Compensation Committee's independent compensation consultant, which indicated that base salaries for the average NEO, excluding the CEO, were below the 25th percentile for the Peer Group.

The table set forth below lists the base salaries for the NEOs for 2019 and 2020. The salaries were established at the beginning of January 2020 and were not adjusted as a result of the pandemic. We had several planned transitions in our senior leadership team in early 2020 and 2021. Richard W. Anderson stepped down as an officer of the Company and from the executive team effective January 1, 2020, and thus is not included in the table. Mr. Buster was promoted to CEO, North America effective January 1, 2021 and has been included in the table. Previously he served as Executive Vice President, President U.S. Direct to Consumer.

Named Executive Officer	2019 Annual Salary	2020 Annual Salary	Increase (%)
Scott L. Thompson(1)	$1,100,000	$1,100,000	—
Bhaskar Rao	$ 443,000	$ 450,000	2%
H. Clifford Buster, III (2)	N/A	$ 450,000	—
David Montgomery	£ 307,534	£ 307,534	—
Scott J. Vollet	$ 438,000	$ 450,000	3%
(1) In April 2020, Scott Thompson, Chairman and CEO, pledged to contribute his remaining 2020 net base salary to the Tempur Sealy Foundation, which generally supports children and families in need.

(2) Clifford Buster was promoted to CEO, North America effective January 1, 2021 and previously served as Executive Vice President, President U.S. Direct to Consumer. He was not an NEO in 2019.

2020 Annual Incentive Program

Our annual incentive program ("AIP") ensures that a significant portion of each NEO's annual compensation is at risk and dependent on overall Company performance. The program is designed to focus the NEOs on achieving critical short-term financial and operating targets and/or strategic initiatives. The Compensation Committee is responsible for administering the AIP pursuant to the terms of our Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives, which was approved by our stockholders in May 2015.

2020 Target Bonus Opportunities. On average, target bonus opportunities for our NEOs were targeted at the median of a 50/50 blend of publicly filed peer company proxy data and published market survey data. The following table sets forth the targeted annual incentive levels for each NEO in 2020, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

NEO	Target Award as a % of Salary	Target Award ($)	Maximum Award as a % of Salary
Scott L. Thompson	135%	$1,485,000	270%
Bhaskar Rao	75%	$ 337,500	150%
H. Clifford Buster, III	75%	$ 337,500	150%
David Montgomery	75%	£ 230,651	150%
Scott J. Vollet	75%	$ 337,500	150%

2020 Performance Goals, Metrics and Results. The performance goals set for AIP awards are intended to be at a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet them. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Company-wide adjusted EBITDA(1) was selected as the primary performance metric for 2020 because it places a significant emphasis on growth, while continuing to provide strong accountability for returns. The Compensation Committee believes that using Company-wide adjusted EBITDA(1) promotes the critical collaboration needed for the entire Company to stay focused on the same end results. For 2020, Company-wide adjusted EBITDA performance was measured with no adjustment for currency fluctuations, consistent with the Company's financial statements, to further align executive and stockholder interests. This target is also consistent with non-NEOs 2020 AIP and was designed to foster teamwork at all levels.

The Compensation Committee believes that the adjusted EBITDA(1) targets for 2020 were challenging, particularly because they were not reduced in response to the onset of the global pandemic. The payouts were interpolated percentages on adjusted EBITDA(1); no payout if below $500 million; payout between 50% to 100% for $500 to $600 million, payout between 100% to 200% for $600 to $700 million, and a maximum payout of 200% for exceeding $700 million.

The chart below reflects the 2020 AIP performance goals and payment percentages as compared to the 2019 AIP and 2018 AIP performance goals and payment percentages. The goals are set each year at a level intended to motivate Company employees and NEOs to perform at a high level in order to meet them. This was exemplified in 2018 as the actual full year results were below the performance goals and therefore no annual bonuses were paid out. The AIP performance goals are reset each year based on then current information. In 2019, the Company performed well above expectations and in 2020 the Company delivered exceptional financial performance with an adjusted EBITDA(1) of $780 million. The Company's AIP performance goals were increased from 2019 to 2020 and the maximum goal increased almost 50%. The Company's 2020 financial performance exceeded the maximum AIP performance goals for both 2019 and 2018 as shown in the chart below.

AIP Performance Goals % Comparison (in millions)				Actual Full Year Results (in millions)
	2020	2019	2018		2020	2019	2018
50%	$500	$430	$445	Adjusted EBITDA(1)	$780	$508	$425
100%	$600	$445	$470
200%	$700	$470	$500

2020 AIP Payouts. Based on these targets, the following payouts were made under 2020 AIP to NEOs and non-NEOs.

NEO	2020 Target	AIP Payment	2020 Actual Payout
Scott L. Thompson	$1,485,000	270%	$ 2,970,000
Bhaskar Rao	$ 337,500	150%	$ 675,000
H. Clifford Buster, III	$ 337,500	150%	$ 675,000
David Montgomery	£ 230,651	150%	£ 461,301
Scott J. Vollet	$ 337,500	150%	$ 675,000

(1) Adjusted EBITDA is a Non-GAAP financial measurement. Please refer to Appendix A for a discussion of this measure.

2020 Annual Long-Term Incentive Plan ("LTIP") Grants (Regular Annual Grants)

As noted above, the Compensation Committee considers stockholders' views through the broad feedback mechanism of our annual say-on-pay vote. Based on this feedback, the Compensation Committee determined that one-half of the 2020 LTIP grant would be in the form of PRSUs and the remaining one-half of the 2020 LTIP grant would be in the form of RSUs.

Company-wide 2020 adjusted EBITDA was selected as the performance metric for the 2020 LTIP PRSUs because the Compensation Committee believes that adjusted EBITDA strongly correlates with long-term stockholder value creation. Using a Company-wide performance goal based on adjusted EBITDA promotes collaboration and focuses the entire Company on a common goal. If the performance metric for the PRSUs is met, then the award will vest, subject to continued service, over three-years beginning on the second year anniversary of the grant date. The Compensation Committee also believes PRSUs and RSUs effectively retain and motivate the Company's executive officers and further reinforce the link between the interests of our executive officers and our stockholders.

For 2020, the Compensation Committee approved equity award grants to the NEOs as follows:

Equity Vehicle	Weighting	Description
Performance-based restricted stock units ("PRSUs")	50%	The PRSU payout is determined based on adjusted EBITDA performance over a one-year period
Once the payout is calculated, PRSUs vest in three equal annual installments, subject to continued service
Threshold, target and maximum performance levels are defined:
Threshold performance results in a payout at 50% of target
Maximum performance results in a payout at 600% of target (the maximum performance payout was reduced to 300% for the PRSUs awarded in 2021)
		Payouts are interpolated between threshold and maximum
Time-based restricted stock units ("RSUs")	50%	•Awards vest in four equal annual installments, subject to continued service

2020 LTIP Awards

In determining the size of each 2020 LTIP award granted, the Committee considered a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO's position within the Company. The actual number of target PRSUs and time-based RSUs granted was calculated by dividing the dollar value of the award by the closing price of the Company's stock on the equity award grant date. The table below shows the dollar value of the target PRSUs and time-based RSUs awarded for fiscal 2020 for each of the NEOs:

NEO	2020 PRSUs	2020 RSUs
Scott L. Thompson	$5,000,000	$5,000,000
Bhaskar Rao	$775,000	$775,000
H. Clifford Buster, III	$775,000	$775,000
David Montgomery	$775,000	$775,000
Scott J. Vollet	$775,000	$775,000

2020 PRSU Outcomes

Based on 2020 results, the Compensation Committee determined that 600% of the target PRSUs were earned for the one-year performance cycle, subject to continued time vesting. These PRSUs will vest equally over three years beginning on the second anniversary of the grant date. The performance metrics were based on the achievement of Company-wide adjusted EBITDA (as defined in in the following section of this Proxy Statement). The chart below shows the performance goals set, as well as actual results.

Payout Level	% of Target	Company-Wide Adjusted EBITDA	Adjusted EBITDA Growth %
Maximum	600%	$700 million	38%
Target	100%	$525 million	3%
Threshold	50%	$500 million	0%
Actual		$780 million	53%
Earned Amount		600% of Target
Note: Payout is an interpolated percentage between 50% to 600% if adjusted EBITDA exceeded $500 million up to $700 million. Please refer to Appendix A for a discussion of Adjusted EBITDA, which is a Non-GAAP financial measure.

2017-2020 Aspirational Grants Results

In August 2017, Aspirational Grants of PRSUs were made to the NEOs as well as approximately 160 other members of the management team. These PRSUs required the Company to achieve a defined aspirational level of adjusted EBITDA measured over any four consecutive quarters during two separate periods consisting of the fiscal quarters ending March 31, 2018 through December 31, 2019 (First Period) and ending March 31, 2020 through December 31, 2020 (Second Period). The performance threshold was not met for the First Period and therefore, half (50%) of the PRSUs were forfeited. However, as of September 30, 2020, the Company achieved an adjusted EBITDA of $694.2 million for the trailing twelve months ended September 30, 2020, exceeding the $650 million maximum payment threshold target for the four (4) consecutive fiscal quarters ending on September 30, 2020. As a result, the remainder of Aspirational Grants were fully earned. Given the achievement of the maximum payment threshold at the conclusion of the third quarter and the Compensation Committee's intention to reward management, in a timely manner, for the achievement of aspirational performance under these PRSU awards, the Compensation Committee acted to vest and settle such awards in the second half of December 2020. As used in the context of the Aspirational PRSUs, adjusted EBITDA means the Company's "Consolidated EBITDA" as such term is defined in the Company's 2016 senior secured credit facility. Please refer to Appendix A for a discussion of Adjusted EBITDA, which is a Non-GAAP financial measure.

The Company did not adopt a new Aspirational Award program in 2020, nor were any additional special equity grants made. The Company also did not adopt a new Aspirational Award program in 2021. The Compensation Committee believes the proposed construct of the compensation program enables aspirational pay for aspirational performance.

Other Compensation-Related Policies and Processes
Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and Directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and Directors by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive's base salary. Our Directors also are required to own, within five years of becoming subject to the stock ownership guidelines, shares valued at an amount equal to five times the Director's annual cash retainer (excluding any cash retainers paid for any committee or as Chair or Lead Director). Compliance is determined yearly based on the value of holdings of shares of stock and all vested restricted shares, restricted stock units, deferred stock units, performance units and other vested equity awards ("vested awards"), excluding any unvested equity awards or vested stock options. The yearly value of holdings of stock and vested awards is based on the average closing price of the Company's common stock on the NYSE during the period from February 15 through May 14. The number of shares underlying vested awards that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes with respect to such vested awards that have not yet become payable. Until the guidelines are met, executive officers and Directors are required to retain at least 50% of the "Net Profit Shares," as defined below, and will be deemed to be in compliance with the guidelines while they comply with this retention obligation. "Net Profit Shares" means all shares of common stock received on vesting or earn-out of vested awards and shares received on exercise of stock options, in each case net of shares of common stock sold or withheld for payment of the exercise price or to pay any taxes related to the equity awards.

If an executive officer or Director achieves compliance with these guidelines and then falls out of compliance as of the end of the next measuring period due to changes in the market price of the common stock or an increase in base salary or cash retainer, that person will not be required to purchase shares in order to regain compliance, but will be deemed to be in compliance if going forward he or she retains at least 50% of his or her Net Profit Shares. In addition, if the person falls out of compliance for any other reason that person will be deemed to have remained in compliance if he or she retained at least 50% of his or her Net Profit Shares. The compliance of any Director who is an employee of an institutional stockholder of the Company, and has waived any right to receive compensation as a Director, will be calculated based on the stock ownership of that institutional stockholder and the average annual cash retainer paid to other Directors as of the end of the measurement period. For 2020, all of our executives and Directors were on track to maintain compliance with the minimum stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

The Company's Policy on Insider Trading and Confidentiality prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

Clawback Policy

Our Clawback Policy provides that certain performance-based compensation is recoverable from an officer if we determine that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results. Performance-based compensation includes all annual incentives and long-term incentives with performance features based on our financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance. If our Compensation Committee determines, in its reasonable discretion, that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, it will report its conclusions to the Board. If the Board determines action is necessary or appropriate, the Board may within 12 months of such a restatement, to the extent permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees. Except as stated in the next sentence, in accordance with the terms of the plan, we matched 100% of the first three percent of each match-eligible participating employee's salary that is deferred and 50% of the fourth and fifth percent of salary deferred. As part of our efforts to control costs during the early period of COVID-19, we temporarily suspended our matching program from June until mid-August. Otherwise, we made the matching contribution in 2020 for all match-eligible participating employees, including the match-eligible participating NEOs.

We do not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. There are no alternate plans in place for senior management except for Mr. Montgomery. For more information regarding Mr. Montgomery's pension benefits see "Potential Payments upon Termination or Change in Control" elsewhere in this Proxy Statement.

We provide reimbursement for financial planning expenses for NEOs of up to $10,000 per year. The program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters. We also provide a car allowance for Mr. Montgomery in the amount of £15,000 pursuant to the terms of his original employment agreement entered into when he joined us in 2003.

We provide the use of corporate aircraft to certain executives in limited circumstances, as discussed in Note 3 to the Summary Compensation Table. Our NEOs also receive certain other benefits that are discussed in Note 3 to the Summary Compensation Table.

In the aggregate, we believe the perquisites and other benefits we provide are comparable in scope to those who compete with us for executive talent.

We also offer various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO's compensation package as a whole, the Compensation Committee periodically analyzes these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer, and each of the three other most highly‑compensated executive officers in any taxable year. Prior to January 1, 2018, remuneration in excess of $1 million could in general be deducted if it qualified as "qualified performance‑based compensation" within the meaning of the Code. The Tax Cuts and Jobs Act (the "TCJA") eliminated the "performance-based" exception, beginning January 1, 2018; however, the TCJA provides a transition rule with respect to remuneration that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date. As a result, compensation paid to our covered executive officers in excess of $1 million in taxable years beginning after December 31, 2017 will not be deductible unless it qualifies for the transition relief described above.

In designing our executive compensation program and determining the compensation of our executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholder interests are best served if its discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives is not restricted, even though such arrangements may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for the named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We account for stock-based payments, including under the 2003 Equity Incentive Plan and the Amended and Restated 2013 Equity Incentive Plan, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Stock Compensation."

Overall Compensation Approach And Risk Incentives

It is our belief that a majority of an NEO's total compensation should be variable "at risk" compensation, meaning it is tied to the Company's financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. Therefore, the Committee evaluated all of our plans and policies (applicable to executive officers and employees below the executive level) in October 2020 for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our stockholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the annual and long-term incentive plans are designed with risk-mitigating characteristics (for example maximum award payouts based on the attainment of Company financial objectives, which are calculated based on the Company's audited financial results and a set of pre-established objective adjustments and reviewed by the Company's independent public accountants when there are payouts). In addition, our programs include risk-mitigating policies in place such as insider trading and hedging prohibitions, clawbacks, and review and approval of final awards by our Compensation Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by,

COMPENSATION COMMITTEE
Jon L. Luther (Chair)
Richard W. Neu
Arik W. Ruchim

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2020, of those persons who served as (i) our principal executive officer during the year ended December 31, 2020, (ii) our principal financial officer during the year ended December 31, 2020, and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2020. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott L. Thompson Chairman, President and Chief Executive Officer	2020	1,100,000(4)	10,000,082	—	2,970,000	181,256	14,251,338
	2019	1,100,000	10,000,013	—	2,970,000	207,844	14,277,857
	2018	1,100,000	7,000,021	3,000,001	—	196,326	11,296,348

Bhaskar Rao EVP and Chief Financial Officer	2020	450,000	1,550,005	—	675,000	24,369	2,699,374
	2019	443,000	1,425,010	—	664,500	24,150	2,556,660
	2018	443,000	974,969	450,008	—	29,373	1,897,350

H. Clifford Buster, III EVP, President U.S. Direct to Consumer	2020	450,000	1,550,005	—	675,000	228,125	2,903,130

David Montgomery(5) EVP, Global Business Strategy and Development	2020	420,491	1,550,005	—	630,736	101,688	2,702,920
	2019	407,852	1,549,993	—	611,778	92,490	2,662,113
	2018	392,014	1,099,994	450,008	—	87,701	2,029,717

Scott J. Vollet EVP, Global Operations	2020	450,000	1,550,005	—	675,000	24,369	2,699,374
	2019	438,000	1,425,010	—	657,000	24,137	2,544,147
	2018	438,000	974,969	450,008	—	23,985	1,886,962

(1)For stock awards, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 10 "Stock-based Compensation" to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for a complete description of the valuation. Stock awards include grants of restricted stock units ("RSUs") and RSUs with a performance metric ("PRSUs"), both of which are described in the Compensation Discussion and Analysis section and in the Outstanding Equity Awards at Fiscal Year-End table elsewhere in this Proxy Statement. The grant date fair values of these grants represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards.
(2)Non-Equity Incentive Plan Compensation payouts are reported in the year they are earned although paid in the following year. As discussed in the Compensation Discussion and Analysis section above, a maximum 2020 AIP was earned.

(3)Represents amounts paid in 2020 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Car Allowance($)(a)	Tax Preparation, Legal and Financial Planning Fees($)	Relocation($)	Severance Payments($)	Use of Corporate Aircraft ($)(b)	Income Tax Gross-Up ($)(c)
Scott L. Thompson	3,102	11,400	—	10,000	—	—	144,689	12,065
Bhaskar Rao	2,969	11,400	—	10,000	—	—	—	—
H. Clifford Buster, III	2,969	11,400	—	10,000	203,756	—	—	—
David Montgomery	22,432	53,295	20,510	—	—	—	5,451	—
Scott J. Vollet	2,969	11,400	—	10,000	—	—	—	—

a.A car allowance is a standard benefit for an executive located in the United Kingdom. Mr. Montgomery is based in the United Kingdom.
b.Corporate aircraft use is governed by a Corporate Aircraft Policy adopted by the Compensation Committee in connection with the Company's decision to allow members of the Board and executive team to use company-owned, chartered or leased aircraft. Pursuant to SEC rules, certain uses of corporate aircraft, including commuting from an executive's personal residence to its headquarters in a different city, is considered "personal" and thus must be disclosed as a perquisite. For 2020, $130,423 of Mr. Thompson's use of Company aircraft was comprised of commuting flights.
c.The Company does not provide for United States Federal, State or local income tax gross-ups relating to imputed income to employees except in limited circumstances. The Company does provide for such gross-ups in certain circumstances under its Corporate Aircraft Policy. The total amount of such gross-ups during 2020 was $12,065.
(4)Beginning in April 2020 and in connection with COVID-19, Mr. Thompson donated the remainder of his 2020 net base salary to the Tempur Sealy Foundation, which generally supports charities providing critical services to children in need and their families.
(5)Mr. Montgomery's salary and Non-Equity Incentive Plan Compensation are paid in British Pounds (£) and are converted to United States Dollars ($) using the spot rate on the last business day of each year. The variation in Mr. Montgomery's salary year-to-year is due to variation in the conversion rate.

Grants of Plan-Based Awards

The following table provides information about annual and long-term incentive award opportunities granted to our NEOs during 2020. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2020 Executive Compensation Program In Detail - 2020 Annual Incentive Program" and "2020 Executive Compensation Program In Detail - 2020 Annual Long-Term Incentive Grants (Regular Annual Grants)".

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott L. Thompson
Annual Incentive Bonus		742,500	$1,485,000	$2,970,000
LTI Program - PRSUs	1/3/2020				116,878	233,756	1,402,536		5,000,041
LTI Program - RSUs	1/3/2020							233,756	5,000,041

Bhaskar Rao
Annual Incentive Bonus		168,750	337,500	675,000
LTI Program - PRSUs	1/3/2020				18,116	36,232	217,392		775,002
LTI Program - RSUs	1/3/2020							36,232	775,002

H. Clifford Buster, III
Annual Incentive Bonus		168,750	337,500	675,000
LTI Program - PRSUs	1/3/2020				18,116	36,232	217,392		775,002
LTI Program - RSUs	1/3/2020							36,232	775,002

David Montgomery(5)
Annual Incentive Bonus		157,684	315,368	630,736
LTI Program - PRSUs	1/3/2020				18,116	36,232	217,392		775,002
LTI Program - RSUs	1/3/2020							36,232	775,002

Scott J. Vollet
Annual Incentive Bonus		168,750	337,500	675,000
LTI Program - PRSUs	1/3/2020				18,116	36,232	217,392		775,002
LTI Program - RSUs	1/3/2020							36,232	775,002

(1)	These columns show the 2020 annual award opportunities under the Company's annual incentive bonus program for 2020. They reflect the amounts paid out under the program, based on a Threshold, Target and Maximum attainment and are discussed in the Compensation Discussion and Analysis section under "2020 Executive Compensation Program In Detail - 2020 Annual Incentive Program." The 2020 Company-wide adjusted EBITDA results hit maximum attainment and therefore maximum payout was made under the 2020 AIP and is reflected in the Summary Compensation Table.
(2)	These awards represent PRSUs awarded as part of our 2020 long-term incentive program. Each of the NEOs received 50% of their 2020 target long-term incentive program award in the form of PRSUs based on the estimated grant date fair value as of January 3, 2020. Each PRSU granted in 2020 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the 2020 Company-wide adjusted EBITDA achievement during the one-year period ending on December 31, 2020. For the 2020 PRSU awards, the NEOs received 600% of the target PRSU award based on achievement of performance goals. The PRSUs remain subject to time vesting. See "2020 Executive Compensation Program In Detail - 2020 Annual Long-Term Incentive Grants (Regular Annual Grants)" for more information.
(3)	These awards represent RSUs awarded as part of our 2020 long-term incentive program. Each of the NEOs received 50% of their 2020 target long-term incentive program award in the form of RSUs based on the estimated grant date fair value as of January 3, 2020. These awards vest over the first four anniversaries of the grant date.
(4)	This column shows the grant date fair value of RSUs and of the target PRSUs, computed in accordance with FASB ASC 718. See Note 10 "Stock-based Compensation" to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for a complete description of the valuations. For the RSUs and the target PRSUs, the grant date fair value displayed represents the value of the shares based on the closing price of the Company's common stock, par value $0.01 per share (the “Stock”) on the NYSE on the grant date.
(5)	Mr. Montgomery's salary is paid in British Pounds (£). The Annual Incentive Bonus threshold, target and maximum opportunities were converted into United States Dollars($) based on the December 31, 2020 exchange spot rate.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2020, for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $27.00 per share, the closing market price of our common stock on December 31, 2020.

Option Awards					Stock Awards
Name	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
(#) Exercisable	(#) Unexercisable		($)		(#)		($)
Scott L. Thompson
1,240,000	—	(1)	17.94	9/3/2025
1,018,428	339,476	(2)	17.38	1/4/2027
250,824	250,820	(3)	15.61	1/4/2028
					224,176	(4)	6,052,752
					710,732	(5)	19,189,764
					28,000	(6)	756,000
					13,096	(6)	353,592
					100,716	(7)	2,719,332
					233,756	(13)	6,311,412
					1,402,536	(14)	37,868,472

Bhaskar Rao
4,356	—	(8)	17.88	2/8/2022
20,568	—	(9)	9.26	2/21/2023
7,064	—	(10)	12.97	2/27/2024
11,544	—	(11)	14.38	2/26/2025
72,744	24,248	(2)	17.38	1/4/2027
37,624	37,624	(3)	15.61	1/4/2028
					31,224	(4)	843,048
					101,280	(5)	2,734,560
					6,760	(6)	182,520
					2,876	(7)	77,652
					11,968	(12)	323,136
					36,232	(13)	978,264
					217,392	(14)	5,869,584

H. Clifford Buster, III
37,624	37,624	(3)	15.61	1/4/2028
					31,224	(4)	843,048
					101,280	(5)	2,734,560
					30,080	(6)	812,160
					15,952	(12)	430,704
					36,232	(13)	978,264
					217,392	(14)	5,869,584

David Montgomery
160,040	53,344	(2)	17.38	1/4/2027
—	37,624	(3)	15.61	1/4/2028
					35,224	(4)	951,048

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		($)
						110,160	(5)	2,974,320
						15,824	(7)	427,248
						36,232	(13)	978,264
						217,392	(14)	5,869,584

Scott J. Vollet
	72,744	24,248	(2)	17.38	1/4/2027
	37,624	37,624	(3)	15.61	1/4/2028
						31,224	(4)	843,048
						101,280	(5)	2,734,560
						2,168	(6)	58,536
						4,480	(6)	120,960
						7,192	(7)	194,184
						36,232	(13)	978,264
						217,392	(14)	5,869,584

(1)	These options, granted on September 4, 2015, have a 10-year life and became exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(2)	These options, granted on January 5, 2017, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(3)	These options, granted on January 5, 2018, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(4)	These RSUs, granted on January 5, 2018, vest over four years, beginning with the one-year anniversary date of the grant.
(5)	These RSUs, granted on January 4, 2019, vest over four years, beginning with the one-year anniversary date of the grant.
(6)	On February 25, 2016, the Board approved a Matching PRSU Program, pursuant to which the Company would grant "matching PRSUs" to an eligible executive, including the NEOs, covering the number of shares of Common Stock purchased by the executive in open market purchases between February 25, 2016 and September 15, 2016 (the "Purchased Shares"). The matching PRSUs were subject to a performance requirement that the Company have "positive Profits" for calendar year 2016, as defined in the applicable award agreements. The performance threshold was achieved, and accordingly, the matching PRSUs vest over the first five anniversaries of the grant dates. Under the terms of the applicable award agreements, in the event a participating executive sells any of the Purchased Shares at any time prior to the fifth anniversary of the grant date all remaining unvested matching PRSUs are forfeited. The Board extended the Matching PRSU Program to Mr. Buster when he joined the Company in September 2017 with the same terms except that Mr. Buster's award was subject to a performance requirement that the Company have "positive Profits" for calendar year 2018, which was achieved.
(7)	On January 5, 2017, the Board approved the grant of RSUs, subject to a performance threshold that the Company have "positive profits" for calendar year 2017, as defined in the applicable award agreements. The performance threshold was achieved, and accordingly, the RSUs vest over the first four anniversaries of the grant dates.
(8)	These options, granted on February 9, 2012, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(9)	These options, granted on February 22, 2013, have a 10-year life and became exercisable in equal installments over two years, beginning with the one-year anniversary date of the grant.
(10)	These options, granted on February 28, 2014, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(11)	These options, granted on February 27, 2015, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(12)	On September 5, 2017 for Mr. Buster and on October 13, 2017 for Mr. Rao, the Board approved the grant of RSUs, subject to a performance threshold that the Company have "positive profits" for calendar year 2018, as defined in the applicable award agreement. The performance threshold was achieved, and accordingly, the RSUs vest over the first four anniversaries of the grant dates.
(13)	These RSUs, granted on January 3, 2020, vest over four years, beginning with the one-year anniversary date of the grant.

(14)	On January 3, 2020, the Board approved the grant of PRSUs subject to an adjusted EBITDA performance metric for the calendar year 2020, as defined in the applicable award agreements. The performance threshold was achieved, and accordingly, the PRSUs vest over the next three anniversaries of the grant date following the determination of the achievement of the performance metrics. The maximum performance level was achieved and the number of shares in the table reflect the maximum payout award.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2020, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott L. Thompson	—	—	1,730,820	43,848,521
Bhaskar Rao	—	—	274,516	7,060,464
H. Clifford Buster, III	—	—	280,368	7,180,502
David Montgomery	276,912	3,542,488	360,768	9,355,854
Scott J. Vollet	24,332	224,491	266,368	6,820,344

Pension Benefits Table
No table is included for defined benefit pension or similar plans since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

No table is included for nonqualified deferred compensation plans since none of the Named Executive Officers are covered by such a plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive's termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason." Mr. Thompson's employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President or a material diminution in his authority, duties or responsibilities as CEO or President, Tempur Sealy International's failure to nominate him to serve as a Director, if elected as a director and the Board fails to elect Mr. Thompson as Chairman or Tempur Sealy International's material breach of his employment agreement. The employment agreements for Messrs. Rao, Buster and Vollet generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International's material breach of their employment agreements, subject to cure.

"For Cause." The employment agreements for Messrs. Thompson, Rao, Buster and Vollet generally define "For Cause" as the employee's (a) willful and continued failure to substantially perform his reasonably assigned duties with Tempur Sealy International, (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International, (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International's business.

Mr. Montgomery's employment agreement (which is governed by English law) does not provide for a "For Cause" termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties, if he is guilty of fraud or dishonesty, conduct tending to bring himself or his employer, Tempur Sealy International Limited, an indirect wholly-owned subsidiary of the Company, into disrepute, conviction of criminal offense other than traffic violations not imposing custodial penalty, he becomes of unsound mind or a patient for purposes of any statute relating to mental health, he develops a drug or alcohol addiction, he breaches the rules or regulations of a regulatory authority relevant to Tempur Sealy International Limited's business or he refuses employment under an agreement of equal or better terms with a successor of Tempur Sealy International Limited.

"Change of Control." Under the 2013 Equity Incentive Plan, as currently in effect, "Change of Control" is generally defined as the occurrence of any of the following: (a) the consummation of a transaction involving the merger, consolidation or sale of substantially all of the Company's assets or stock, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company's outstanding securities immediately prior to the transaction, (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities, unless pursuant to a tender or exchange offer that the Board recommends stockholders accept or (c) over a period of no more than 24 consecutive months or less there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b) above, determine that such event will not constitute a change of control for purposes of the 2013 Equity Incentive Plan.

The 2013 Equity Incentive Plan, as currently in effect, provides that, unless otherwise specified in an award agreement, upon a change in control, if a recipient's employment is terminated other than For Cause or the recipient resigns for good reason (both as defined in the 2013 Equity Incentive Plan) within twelve months of the change of control, (a) all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment and (b) all other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved. Unless otherwise specified in an award agreement, if the stock options or other awards are not assumed, converted or replaced following a change of control, then (a) all such unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control and (b) all such other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved.

Under the 2003 Equity Incentive Plan, as amended and currently in effect with respect to certain option awards, "Change of Control" is generally defined as (a) the merger or consolidation of the Company with or into another person or the sale, transfer or other disposition of all or substantially all of the Company's assets, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company's securities immediately prior to such transaction, (b) any person or group of persons directly or indirectly acquires beneficial ownership of securities possessing more than 50% of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend such stockholders accept (with certain exceptions), (c) over a period of 36 consecutive months or less, there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected by Board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period or (d) if a majority of the Board votes in favor of a decision that a change in control has occurred. The 2003 Equity Incentive Plan provides that, unless otherwise specified in an award agreement, upon a change of control any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable.

"Approved Retirement." In November 2017 with respect to Mr. Thompson, and in January 2018 with respect to the remaining NEOs, the Company entered into amendments to certain equity award agreements that, among other things, amended the definition of "Approved Retirement" in such agreements. Specifically, the amendments provided the Compensation Committee with discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the amended award agreements) approved by the Committee as an "Approved Retirement."

Employment Arrangements

Scott L. Thompson - On September 4, 2015, the Company entered into an Employment and Non-Competition Agreement with Mr. Thompson providing for his employment by the Company and pursuant to which he would serve as Chairman, Chief Executive Officer and President. Through amendments, Mr. Thompson's agreement provides for an extension of the initial term to December 31, 2022. The employment agreement automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson's agreement provides for an annual base salary of at least $1,100,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Thompson's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Bhaskar Rao - On October 13, 2017, the Company entered into an Employment and Non-Competition Agreement with Mr. Rao providing for his employment as Executive Vice President and Chief Financial Officer. The agreement automatically renews for successive one-year renewal terms each April 1. Either party may elect not to renew the agreement upon written notice 90 days prior to the expiration of the renewal term. Mr. Rao's agreement provides for an annual base salary of at least $430,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Rao's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

H. Clifford Buster, III - On September 5, 2017, the Company entered into an Employment and Non-Competition Agreement with Mr. Buster providing for his employment as Executive Vice President, Direct to Consumer, North America. The agreement automatically renews for successive one-year renewal terms each September 6th. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Buster's agreement provides for an annual base salary of at least $425,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Buster's eligibility for future equity awards commensurate with his position and role at the Company.

David Montgomery - On September 12, 2003, the Company entered into an Employment Agreement with Mr. Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur Sealy International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provides for an initial annual base salary of at least £192,500 and provides that he is eligible to participate in our AIP. Mr. Montgomery is also provided with an annual auto allowance and an annual retirement contribution.

Scott J. Vollet - On February 27, 2018, the Company entered into an Employment and Non-Competition Agreement with Mr. Vollet, effective January 1, 2018, providing for his employment as Executive Vice President, Global Operations. The agreement automatically renews for successive one-year renewal terms each January 1. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Vollet's agreement provides for an annual base salary of at least $438,000 and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Vollet's eligibility for future equity awards commensurate with his position and role at the Company.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company's NEOs is entitled to receive certain compensation and/or other benefits if his employment is terminated under certain circumstances. Receipt of any severance or benefits is generally conditioned on the NEO signing a release and waiver of claims in a form satisfactory to the Company. No NEOs are entitled to gross-ups associated with taxes owed on change of control payments or taxes due to Section 280G of the Internal Revenue Code. By the terms of their employment agreements, our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for two years or, for Mr. Montgomery, one year following termination of his employment and working with or for any competing companies during his employment and for two years or, for Mr. Montgomery, one year thereafter.

The table below sets forth the amounts payable to each current NEO assuming the executive officer's employment had terminated under various scenarios on December 31, 2020. Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment were terminated or there were a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2020 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2020. Payments that Tempur Sealy International may make in the future upon an employee's termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2020. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSUs, the vesting of which is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2020 of $27.00.

Name	Benefits and Payments	Termination By Company Without Cause ($) (1)	Employee Resignation For Good Reason ($) (1)	Termination By Company For Cause ($)	Termination Due to Disability ($) (1)	Death ($) (1)	Change of Control ($) (2)	Change of Control and Termination ($) (2)
Scott L. Thompson	Cash Severance(3)	$2,236,300	$2,236,300	$—	$—	$—	$—	$—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	23,896,752	23,896,752	12,267,828	56,818,932	56,818,932	—	56,818,932
	Health and Welfare Continuation(6)	30,216	30,216	—	—	—	—	—

Bhaskar Rao	Cash Severance(7)	450,000	450,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(8)	1,672,373	1,672,373	—	6,545,981	6,545,981	—	6,545,981
	Health and Welfare Continuation(6)	18,698	18,698	—	—	—	—	—

H. Clifford Buster, III	Cash Severance(7)	450,000	450,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(9)	1,271,585	1,271,585	—	7,636,241	7,636,241	—	7,636,241
	Health and Welfare Continuation(6)	13,410	13,410	—	—	—	—	—

David Montgomery	Cash Severance(10)	420,491	420,491	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—			—	—
	Acceleration of Equity Awards(11)	1,806,833	1,806,833	—	6,737,681	6,737,681	—	6,737,681
	Health and Welfare Continuation(12)	—	—	—	(12)	(12)	—	—
	Retirement Contribution(13)	53,295	53,295	—	—	—	—	—
	Car Allowance(14)	20,510	20,510	—	—	—	—	—

Scott J. Vollet	Cash Severance(7)	450,000	450,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(15)	1,465,769	1,465,769	—	6,336,353	6,336,353	—	6,336,353
	Health and Welfare Continuation(6)	16,479	16,479	—	—	—	—	—

(1) Excludes amounts for earned but unpaid salary and accrued, unused vacation, if applicable
(2) The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International or Tempur Sealy International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the appropriate column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.
(3) For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.
(4) With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2020, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.

(5) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement and the employment agreement, as applicable) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Thompson's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Thompson is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Thompson was awarded 472,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 454,364 RSUs as shares of common stock within thirty days of his termination for any reason.
Mr. Thompson's RSU agreements dated January 5, 2017, January 5, 2018, January 4, 2019 and January 3, 2020 and his Matching PRSU agreements dated March 18, 2016 and May 6, 2016 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs and PRSUs immediately vest.
Mr. Thompson's PRSU agreement dated January 3, 2020 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(6) Mr. Thompson would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years and Messrs. Rao, Buster and Vollet for one year, following termination without Cause or resignation for Good Reason.
(7) For Messrs. Rao, Buster and Vollet, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.
(8) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Rao's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Rao's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Rao is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Rao's RSU agreements dated January 5, 2017, October 13, 2017, January 5, 2018, January 4, 2019, and January 3, 2020 and his Matching PRSU Award agreement dated June 3, 2016 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then his remaining unvested RSUs and PRSUs immediately vest.
Mr. Rao's PRSU agreement dated January 3, 2020 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(9) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Buster's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Buster is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Buster's RSU agreements dated September 5, 2017, January 5, 2018, January 4, 2019 and January 3, 2020 and his Matching PRSU agreement dated November 9, 2017 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs and PRSUs immediately vest.
Mr. Buster's PRSU agreement dated January 3, 2020 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(10) For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.  Mr. Montgomery's cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2020.

(11) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Montgomery's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Montgomery's RSU agreements dated January 5, 2017, January 5, 2018, January 4, 2019 and January 3, 2020 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest.
Mr. Montgomery's PRSU agreement dated January 3, 2020 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(12) For death while in service to the Company, insurance coverage exists which will provide for four times base salary paid in a lump sum, of which the payout as of December 31, 2020 would have been $1,681,964. This benefit is available to all other employees who work in the United Kingdom (UK) at three times base salary. In addition, a widow's benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65. The payout for this component would have been approximately $525,614 as of December 31, 2020. The widow's benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum payment of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2020, would have been $1,681,964. This benefit is available to all other members of the management team in the UK at three times base salary. In the case of a critical illness, Mr. Montgomery's policy would provide for three times base salary, but that amount is capped at £500,000 ($683,650). In the case of long term disability, permanent health insurance coverage will be provided in an amount of $231,270 per year until normal retirement age. The permanent health insurance coverage benefit is only available to Mr. Montgomery. Each of these amounts is based on Mr. Montgomery's base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2020.
(13) For Mr. Montgomery, the amount presented under retirement contributions for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of an employer contribution to a retirement plan for a period of twelve months as required by Mr. Montgomery's employment agreement.
(14) For Mr. Montgomery, the amount presented under Car Allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.
(15) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Vollet's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Vollet's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Vollet is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Vollet's RSU agreements dated January 5, 2017, January 5, 2018, January 4, 2019 and January 3, 2020 and his Matching PRSU agreements dated March 18, 2016 and May 6, 206 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then his remaining unvested RSUs and PRSUs immediately vest.
Mr. Vollet's PRSU agreement dated January 3, 2020 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2020 (our "CEO pay ratio"). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2020 was 308 to 1. This is similar to the 2019 ratio. To calculate the ratio, we determined a new median employee as our prior median employee identified in October of 2017 was no longer eligible to be used as the median employee.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population

•Total Global Population. We determined that as of October 1, 2020 our employee population consisted of approximately 7,800 individuals working for Tempur Sealy.

Compensation Measure Used to Identify the Median Employee

•Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2020 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.
•We did not make any cost-of-living adjustments in identifying the median employee.
Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee's compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $46,328 for 2020.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Thompson in the "Total" column for 2020 in the Summary Compensation Table included in this Proxy Statement.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

During the calendar year ended December 31, 2020, the Company's non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the Director compensation programs in effect for the 2019 and 2020 Board years, which covered the periods from the 2019 Annual Meeting in May 2019 to the 2020 Annual Meeting in May 2020 ("2019 Board Year") and from the 2020 Annual Meeting to the 2021 Annual Meeting scheduled for May 6, 2021 ("2020 Board Year").

Description of Compensation	2019 Board Year	2020 Board Year
Annual Retainer:	$90,000 cash retainer, payable in equal quarterly installments	$90,000 cash retainer, payable in equal quarterly installments (1)
Annual Equity Award Grant:	An annual equity award targeted at $130,000 and granted as DSUs	An annual equity award targeted at $130,000 and granted as DSUs
Annual Lead Director Retainer:	A supplemental equity award targeted at $35,000 and granted as DSUs.	A cash retainer of $35,000
Annual Committee Chair Retainer: • Audit • Compensation • Nominating and Corporate Governance	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000
Committee Member Retainer: • Audit • Compensation • Nominating and Corporate Governance	• No Additional Compensation • No Additional Compensation • No Additional Compensation	• No Additional Compensation • No Additional Compensation • No Additional Compensation
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

(1) As a result of COVID-19, the non-employee Directors each waived $67,500 of their $90,000 annual cash retainer.

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's non-employee Directors during the calendar year ended December 31, 2020. Mr. Thompson does not receive any additional compensation for serving on the Board. In accordance with the policies of H Partners, of which he is a Partner, Mr. Ruchim declined to accept any compensation.

	Fees Earned Or Paid In Cash ($)(1)	Stock Awards(2)(6)		Option Awards(3)		Non-Equity Incentive Plan Compen-sation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All other Compen-sation($)
Name		$	#	$	#				Total ($)
Evelyn S. Dilsaver	42,500	130,024	9,660	—	—	—	—	—	172,524
Cathy R. Gates	22,500	130,024	9,660	—	—	—	—	—	152,524
John A. Heil	37,500	130,024	9,660	—	—	—	—	—	167,524
Jon L. Luther	37,500	130,024	9,660	—	—	—	—	—	167,524
Richard W. Neu(4)	17,500	152,567	10,644	—	—	—	—	—	170,067
Arik W. Ruchim(5)	—	—	—	—	—	—	—	—	—
Robert B. Trussell, Jr.	22,500	130,024	9,660	—	—	—	—	—	152,524

(1)	Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2020. The table reflects amounts paid during the second half of the 2019 Board Year (which ended on May 7, 2020) and amounts paid through December 31, 2020 of the 2020 Board Year. In response to COVID-19, the non-employee Board members waived their annual base cash retainer amounts that would have been paid in arrears in April, July and October of 2020.
(2)	The DSUs granted during calendar year 2020 vest in four equal increments at the end of July 2020, October 2020, January 2021 and April 2021. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the grant date applicable to each DSU, or such later date elected by the director in accordance with the Non-Employee Director Deferred Compensation Plan. The value of the DSU awards set forth is the grant date fair value, calculated in accordance with FASB ASC 718. See the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for a complete description of the valuations. On November 24, 2020, the common stock of the Company split 4-for-1, resulting in the ownership of 7,245 additional DSUs for each non-employee Director, other than Mr. Ruchim.
(3)	No stock options were granted to non-employee Board members during calendar year 2020.
(4)	Mr. Neu's first quarterly compensation payment occurred on January 31, 2020 and was paid in stock as a result of Mr. Neu's previous election to receive all of his 2019-2020 Board year cash compensation as equity. The number of shares awarded on January 31, 2020 was calculated based upon the closing price of the Company's common stock, which was the date the cash would otherwise have been payable. The April payment was waived. The remaining two quarterly payments reflect a portion of his lead director cash retainer for the 2020 Board year.
(5)	In accordance with the policies of H Partners, of which he is a Partner, Mr. Ruchim declined to accept any compensation.
(6)	The following table sets forth the aggregate number of options and stock awards outstanding for each director as of December 31, 2020, other than for Mr. Thompson whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement.

Name	Aggregate Option Awards Outstanding As of December 31, 2020	Aggregate DSU Awards Outstanding As of December 31, 2020
		Vested	Unvested(a)
Evelyn S. Dilsaver	28,936	24,460	4,828
Cathy R. Gates	—	21,648	4,828
John A. Heil	—	24,460	4,828
Jon L. Luther	6,676	24,460	4,828
Richard W. Neu	2,700	29,744	4,828
Arik W. Ruchim	—	—	—
Robert B. Trussell, Jr.	—	24,460	4,828

(a) Reflects DSUs granted to members of the Board that are unvested, or are vested, but are still subject to the applicable deferral period required in the award agreement. Shares released upon satisfaction of the applicable deferral period and still held by the Director are reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement. The equity awards in the table have been adjusted to reflect the Company's 4-for-1 stock split that occurred on November 24, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the information made available to us during the year ended December 31, 2020, we believe that all required reports were timely filed.

Certain Relationships and Related Transactions

As described above under "Board of Directors' Meetings, Committees of the Board and Related Matters - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. No transactions requiring consideration under the Policy were identified for the year ended December 31, 2020.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2021. Ernst & Young has served as independent auditor since 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP's lead audit partner, oversees the required rotation of Ernst & Young LLP's lead audit partner responsible for the Company's audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company's independent registered public accounting firm.

In 2021, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company's independent auditors, Ernst & Young LLP's general reputation for adherence to professional auditing standards, the breadth and complexity of the Company's business and its global scope, and the resulting demands placed on the Company's auditing firm in terms of expertise in the Company's business, the quantity and quality of Ernst & Young LLP's staff and the Company's global reach.

Representatives of Ernst & Young LLP are expected to virtually attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If you would like to ask Ernst & Young LLP a question, please submit your question in writing at least twenty-four (24) hours in advance of the Annual Meeting to the following email address: investor.relations@tempursealy.com. Appropriate questions will be provided to Ernst & Young LLP so that it can respond to the questions during the Annual Meeting.

Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Auditors for 2021

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

Board of Directors' Recommendation on Proposal No. 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2021.

Fees for Independent Auditors During the Years Ended December 31, 2020 and 2019

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2020, and 2019 were approximately as follows (amounts in thousands):

	2020	2019
Audit fees (1)	$4,031	$3,884
Audit-related fees (2)	213	273
Tax fees (3)	2,655	3,014
All Other Fees (4)	14	191
Total	$6,913	$7,362
(1)Audit fees for 2020 and 2019 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries. Audit fees also include fees associated with the implementation of new accounting standards.
(2)Audit-related fees in 2020 and 2019 principally relate to acquisition related due diligence services.
(3)Tax fees in 2020 consist of approximately $1.9 million for domestic and international tax compliance and related activities and $0.8 million for domestic and international tax advisory services. Tax fees in 2019 consist of approximately $2.0 million for domestic and international tax compliance and related activities and $1.0 million for domestic and international tax advisory services.
(4)All Other Fees principally relate to permitted risk management advisory services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2020, and 2019, the Audit Committee approved all of the services provided by the independent auditors in accordance with the foregoing policies and procedures.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board is responsible for providing independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2020, the Audit Committee was composed of Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil and Richard W. Neu. The Board has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International's investor website at http://investor.tempursealy.com/overview under the caption "Corporate Governance."

Management is responsible for the Company's internal controls and financial reporting processes. Ernst & Young LLP, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to the integrity of the Company's financial statements and financial reporting process, the integrity of the Company's systems of internal accounting and financial controls, the performance of the Company's internal audit function and independent auditors, the independent auditors' qualifications, independence and audit of the Company's financial statements, the Company's risk management policies and processes, including cybersecurity risks, the Company's financial affairs, including capital allocation framework, and legal and regulatory compliance requirements.

In connection with its responsibilities, the Audit Committee met on seven (7) occasions during 2020, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company's internal controls, the overall quality of the Company's financial reporting, the quality of the Company's accounting principles, including all critical accounting policies and practices, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and all other material written communications between the independent auditor and management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the SEC and the PCAOB. The Audit Committee received written disclosures and a letter from the Company's independent auditors required by the applicable requirements of the PCAOB describing all relationships between the independent auditor and the Company that might bear on the independent auditors' independence. The Audit Committee has discussed with the independent auditors that firm's independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2020 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Evelyn S. Dilsaver (Chair)
Cathy R. Gates
John A. Heil
Richard W. Neu

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board is committed to excellence in governance and recognizes the interest our stockholders have in our executive program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our Named Executive Officers, as reported in this Proxy Statement.

This proposal, commonly known as the "say-on-pay" proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee. Nonetheless, the Board takes this vote and the opinions of our stockholders seriously, and the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. The vote on this resolution is intended to address the Company's overall compensation of our named executive officers and our compensation philosophy and practices, as described in this Proxy Statement.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly “Executive Compensation and Related Information – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program, including changes implemented over the last several years.

We currently hold our "say-on-pay" advisory vote every year. Accordingly, the next "say-on-pay" vote will occur at our 2023 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal No. 3.

Board of Directors' Recommendation on Proposal No. 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

We are currently authorized to issue an aggregate of 310 million shares of capital stock, consisting of 300 million shares of common stock, $0.01 par value per share, and 10 million shares of preferred stock, $0.01 par value per share. The Board of Directors unanimously approved, and recommends that our stockholders approve, an amendment to the first paragraph of 'ARTICLE IV Capital Stock' of our Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") to increase the number of authorized shares of common stock from 300 million to 500 million. The authorized preferred stock would remain 10 million shares. This will increase the aggregate number of shares of all classes of stock that the Company may issue to 510 million.

Shares that have already been issued are referred to as "issued" or "issued and outstanding." The difference between the total number of authorized shares and the number of issued shares is the number of shares that we may issue in the future without amending the Certificate of Incorporation. Delaware law and the rules and regulations of the NYSE may require stockholder approval of issuances under certain circumstances.

As of March 11, 2021, our total number of shares of common stock outstanding on a fully diluted basis (assuming that all outstanding options were exercised, all restricted stock units were vested, and all performance share units were vested) is 219.7 million as reflected in the table below:

Number of Shares
Common shares outstanding	201,767,857
Common shares issuable upon exercise of outstanding options	4,319,072
Common shares issuable upon vesting of outstanding RSUs	3,380,424
Common shares issuable upon vesting of outstanding PRSUs	3,982,787
Common shares available for future issuance under stock plans	6,239,678
Fully Diluted	219,689,818

Accordingly, as of March 11, 2021, the total number of shares of common stock that were authorized, but not outstanding or reserved for issuance was approximately 16 million. Because only approximately 5.3% of the authorized shares currently remain available for issuance, the Board believes it is in the best interests of the Company and our stockholders to increase our authorized shares of common stock in order to have additional shares available for use as the Board deems appropriate or necessary for future corporate needs.

Purpose and Effect of the Proposal

The purpose of the proposal to increase the number of authorized shares of common stock is to provide the Company with greater flexibility in considering and planning for future business and financial needs. We believe that it is advantageous for us to have the ability to act promptly with respect to potential opportunities and that the proposed increase in the number of authorized shares of common stock is desirable in order to have the additional shares available, as needed, for possible financing transactions, future stock splits, strategic transactions or other general corporate purposes that are determined by the Board to be in the best interest of our stockholders. Having such additional authorized shares available for issuance in the future would better position us to take timely advantage of market conditions and would enable us to issue shares of common stock or other securities exercisable, exchangeable or convertible into common stock, without the expense and delay of a stockholders' meeting, except as may be required by applicable law or regulations. The Board of Directors will determine the terms of any issuance of the additional shares of common stock.

The proposed amendment to the first paragraph of 'ARTICLE IV Capital Stock' of the Certificate of Incorporation, if approved by stockholders, would replace the first paragraph of the article with the following:

"The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000 shares, consisting solely of:

•500,000,000 shares of common stock, par value $0.01 per share ("Common Stock"); and

•10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock")."

At present, we have no definitive plans, understandings, agreements or arrangements to issue additional shares of newly authorized common stock for any purpose, other than pursuant to our outstanding stock incentive plans; however, we believe that the adoption of this proposal will enable us to promptly and appropriately respond to business opportunities, to raise additional equity capital or to declare stock splits and stock dividends. Given the number of shares currently available for issuance, the Company may not be able to effect these business opportunities without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become necessary could eliminate the opportunity to effect the action or reduce the expected benefits.

The proposed amendment will not have any immediate effect on the rights of existing stockholders. If the amendment is approved, except as may be required by applicable law or by the rules of NYSE or of any stock exchange on which our securities may be listed, the additional shares of common stock proposed to be authorized, together with existing authorized and unissued shares of common stock, generally will be available for issuance without any requirement for further stockholder approval. Future issuances of shares of common stock or securities convertible into or exchangeable for common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. The Board of Directors has no current plans to do so; however, shares of common stock could be issued in various transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. Although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company, the proposed amendment is not the result of any specific effort to obtain control of the Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased shares of authorized common stock for anti-takeover purposes.

If the stockholders approve the proposed amendment, it will become effective upon the filing of a certificate of amendment setting forth the amendment with the Secretary of State of the State of Delaware. The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, our Certificate of Incorporation does not provide dissenters' or appraisal rights to our stockholders in connection with the proposed increase in the number of authorized shares of common stock. The Board reserves the right to abandon or delay the filing of the amendment even if it is approved by our stockholders.

Vote Required to Approve the Amendment to Our Certificate of Incorporation

The affirmative vote of a majority of the outstanding shares of common stock of the Company is required to approve Proposal No. 4.

Board of Directors' Recommendation on Proposal No. 4

    THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

OTHER INFORMATION

Anti-Hedging and Anti-Pledging Policy

The Company's Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from engaging in any form of hedging transaction or monetization transactions relating to our Company securities, including the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. In addition, with limited exceptions, our employees, executive officers and members of the Board of Directors are prohibited from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. We believe that these policies further align executives' interests with those of our stockholders.

Stockholder Proposals for 2022 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2022 Annual Meeting, stockholder proposals must be submitted in writing and received by the Company no later than 11:59 p.m., local time, on November 25, 2021, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511
In addition, a stockholder may bring business before the 2022 Annual Meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors pursuant to the advance notice and proxy access provisions of the Company's By-Laws, if the stockholder complies with the requirements specified in Article II, Sections 2.12 and 2.13 of the By-Laws. The requirements include:

•providing written notice that is received by Tempur Sealy International's Corporate Secretary between December 8, 2021, and January 7, 2022 (subject to adjustment if the date of the 2022 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2021 Annual Meeting, as provided in Article II, Section 2.12 and 2.13 of the By-Laws); and

•supplying the additional information listed in Article II, Sections 2.12 and 2.13 of the By-Laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2020, is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available on our investor website at http://investor.tempursealy.com/overview under the caption "SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call the Investor Relations Department of Tempur Sealy International at (800) 805-3635.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Tempur Sealy International has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $15,000 plus reasonable out-of-pocket expenses. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

We provide information regarding adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share and operating income (expense) as a measure of operating performance. We believe these non-GAAP financial measures provide investors with performance measures that better reflect our underlying operations and trends, providing a perspective not immediately apparent from net income, earnings per share and operating income (expense). The adjustments we make to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which we do not consider to be the fundamental attributes or primary drivers of our business.

We believe that exclusion of these items assists in providing a more complete understanding of our underlying results from continuing operations and trends, and we use these measures along with the corresponding GAAP financial measures to manage our business, to evaluate our consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

 Adjusted Net Income and Adjusted EPS

    The following table sets forth the reconciliation of our reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2020 and 2019.

	Year Ended December 31,
(in millions, except per common share amounts)	2020	2019
Net income	$348.8	$189.5
Loss from discontinued operations, net of tax (1)	—	1.4
Aspirational plan amortization (2)	49.4	—
Customer-related charges (3)	11.7	29.8
Incremental operating costs (4)	7.2	—
Asset impairments (5)	7.0	—
Loss on extinguishment of debt (6)	5.1	—
Restructuring costs (7)	3.8	—
Accounting standard adoption (8)	3.6	—
Aspirational plan employer costs (9)	2.3	—
Facility expansion costs (10)	0.6	—
Charitable stock donation (11)	—	8.9
Acquisition-related costs and other (12)	—	6.1
Credit facility amendment (13)	—	0.7
Other income (14)	(2.3)	(7.2)
Tax adjustments (15)	(31.5)	(7.3)
Adjusted net income	$405.7	$221.9

Adjusted earnings per share, diluted	$1.91	$1.00

Diluted shares outstanding	212.3	221.6

Adjusted net income included COVID-19 charges of $5.8 million, net of tax, and adjusted earnings per share of $0.03.

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from our adjusted financial measures for covenant compliance purposes.

(2)
In the third quarter of 2020, we recognized $45.2 million of performance-based stock compensation amortization related to our long-term aspirational awards. The amount recognized represents the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020. We recognized an additional $4.2 million in the fourth quarter commensurate with the remaining requisite service period.

(3)
In the first quarter of 2020, we recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2019, we recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL Holding, LLC ("Mattress PAL") and resulting liquidity issues with Mattress PAL's affiliates.

(4)
In the second quarter of 2020, we recorded $4.9 million of incremental operating costs associated with the global pandemic. In the first quarter of 2020, we recorded $2.3 million of charges related to the global pandemic.

(5)	In the second quarter of 2020, we recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets.
(6)	In the fourth quarter of 2020, we recognized $4.2 million of loss on extinguishment of debt associated with the redemption of the 2023 senior notes. In the third quarter of 2020, we recognized $0.9 million of loss on extinguishment of debt associated with the early repayment of the 364-day term loan.
(7)
We incurred $0.4 million and $3.4 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment, in the third and second quarter of 2020, respectively.

(8)	In 2020, we recorded $3.6 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". As permitted by the 2019 Credit Agreement, we elected to eliminate the effect of this accounting change within our covenant compliance calculation.
(9)	In the fourth quarter of 2020, we recognized $2.3 million of employer-related tax costs related to the aspirational plan compensation.
(10)	In the third quarter of 2020, we recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(11)	In the fourth quarter of 2019, we recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(12)	In the first half of 2019, we recorded $6.1 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in connection with the acquisition of substantially all of the net assets of iMS by an affiliate of ours.
(13)	In 2019, we recorded $0.7 million of professional fees in connection with the amendment of the 2019 Credit Agreement.
(14)	In the fourth quarter of 2020, we recorded $2.3 million of other income related to the sale of a manufacturing facility. In the first quarter of 2019, we recorded $7.2 million of other income related to the sale of our interest in a subsidiary of the Asia-Pacific joint venture.
(15)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events. In 2020, we recorded a $9.5 million discrete income tax benefit upon the vesting of our long-term aspirational plan awards.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA per Credit Facility

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and adjusted EBITDA per credit facility (defined in the 2019 Credit Agreement) for the years ended December 31, 2020, and 2019:

(in millions)	2020	2019
Net income	$348.8	$189.5
Interest expense, net	77.0	85.7
Loss on extinguishment of debt (1)	5.1	—
Income tax provision	102.6	74.7
Depreciation and amortization	154.9	118.5
Aspirational plan amortization (2)	49.4	—
EBITDA	$737.8	$468.4
Adjustments:
Loss from discontinued operations, net of tax (3)	—	1.4
Customer-related charges (4)	11.7	29.8
COVID-19 charges (5)	7.9	—
Incremental operating costs (6)	7.2	—
Asset impairments (7)	7.0	—
Restructuring costs (8)	3.8	—
Accounting standard adoption (9)	3.6	—
Aspirational plan employer costs (10)	2.3	—
Facility expansion costs (11)	0.6	—
Earnings from Sherwood prior to acquisition (12)	0.3	—
Charitable stock donation (13)	—	8.9
Acquisition-related costs and other (14)	—	6.1
Credit facility amendment (15)	—	0.7
Other income (16)	(2.3)	(7.2)
Adjusted EBITDA per credit facility	$779.9	$508.1

(1)	In the fourth quarter of 2020, we recognized $4.2 million of loss on extinguishment of debt associated with the redemption of the 2023 senior notes. In the third quarter of 2020, we recognized $0.9 million of loss on extinguishment of debt associated with the early repayment of the 364-day term loan.
(2)
In the third quarter of 2020, we recognized $45.2 million of performance-based stock compensation amortization related to our long-term aspirational awards. The amount recognized represents the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020. We recognized an additional $4.2 million in the fourth quarter commensurate with the remaining requisite service period.

(3)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from our adjusted financial measures for covenant compliance purposes.

(4)
In the first quarter of 2020, we recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2019, we recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL and resulting liquidity issues with Mattress PAL's affiliates.

(5)	In the second quarter of 2020, adjusted EBITDA per credit facility excluded $7.9 million of COVID-19 charges associated with temporarily closed company-owned retail stores and sales force retention costs.
(6)
In the second quarter of 2020, we recorded $4.9 million of incremental operating costs associated with the global pandemic. In the first quarter of 2020, we recorded $2.3 million of charges related to the global pandemic.

(7)	In the second quarter of 2020, we recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets.
(8)	In 2020, we incurred $3.8 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment.
(9)	In 2020, we recorded $3.6 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". As permitted by the 2019 Credit Agreement, we elected to eliminate the effect of this accounting change within our covenant compliance calculation.
(10)	In the fourth quarter of 2020, we recognized $2.3 million of employer-related tax costs related to the aspirational plan compensation.
(11)	In the third quarter of 2020, we recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(12)	We completed the acquisition of Sherwood Bedding on January 31, 2020 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $0.3 million of EBITDA from this subsidiary for the one month prior to acquisition in our calculation of adjusted EBITDA per credit facility for the trailing twelve months ended December 31, 2020.
(13)	In the fourth quarter of 2019, we recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(14)	In the first half of 2019, we recorded $6.1 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in connection with the acquisition of substantially all of the net assets of iMS by an affiliate of ours.
(15)	In the fourth quarter of 2019, we incurred $0.7 million of professional fees in connection with the amendment of the senior secured credit facility.
(16)	In the fourth quarter of 2020, we recorded $2.3 million of other income related to the sale of a manufacturing facility. In the first quarter of 2019, we recorded $7.2 million of other income related to the sale of our interest in a subsidiary of the Asia-Pacific joint venture.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D36265-P50059

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Bhaskar Rao and Mohammad Vakil, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held virtually at 8:30 a.m. Eastern Time, on May 6, 2021, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a hard copy of, or electronic access to, a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 6, 2021 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, FOR THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TPX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36264-P50059 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Seven Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. Cathy R. Gates	☐	☐	☐
1c. John A. Heil	☐	☐	☐
1d. Jon L. Luther	☐	☐	☐
1e. Richard W. Neu	☐	☐	☐
1f. Scott L. Thompson	☐	☐	☐
1g. Robert B. Trussell, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2021;	☐	☐	☐
3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS; AND	☐	☐	☐
4. APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 300,000,000 TO 500,000,000.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 6, 2021 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date